UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

RTI INTERNATIONAL METALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of Annual Meeting of
Shareholders and Proxy Statement

April 29, 2011
1:00 p.m. Eastern Daylight Time

Hyatt Regency
Pittsburgh International Airport
Pittsburgh, Pennsylvania
USA

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

The following proxy materials are available for you to review online at www.proxydocs.com/rti:

•	This Proxy Statement

•	Form of RTI International Metals, Inc. Proxy Card

•	RTI International Metals Inc. 2010 Annual Report to Shareholders (which is not deemed to be part of the official proxy soliciting materials)

•	Any amendments to these materials required to be furnished to our shareholders

This website is designed to provide complete anonymity with respect to a shareholder accessing the website, consistent with the Securities and Exchange Commission rules.

Westpointe Corporate Center One, 5th Floor
1550 Coraopolis Heights Road
Pittsburgh, Pennsylvania 15108-2973

April 1, 2011

Dear RTI Shareholder:

You are cordially invited to attend our 2011 Annual Meeting of Shareholders on April 29, 2011, at the Hyatt Regency Pittsburgh International Airport in Pittsburgh, Pennsylvania.

The meeting will begin promptly at 1:00 p.m. Eastern Daylight Time with a report on Company operations. We will then elect directors, seek the annual shareholder approval of our officers’ compensation, obtain shareholder preference with respect to the frequency of future shareholder votes regarding our officers’ compensation, and seek ratification of the appointment of our independent registered public accounting firm.

You have a choice of voting your proxy via the Internet, by telephone or by completing and returning the enclosed proxy card. Whether or not you plan to attend the meeting, it is important that you vote your shares and we encourage you to do so as soon as possible.

We look forward to seeing as many of you as possible at the 2011 Annual Meeting.

Sincerely,

Robert M. Hernandez Chairman of the Board	Dawne S. Hickton Vice Chair, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF
RTI INTERNATIONAL METALS, INC.

Time:
       1:00 p.m. Eastern Daylight Time

Date:
       April 29, 2011

Place:
       Hyatt Regency
       Pittsburgh International Airport
       Pittsburgh, Pennsylvania
       USA

Purpose:

•	Elect directors

•	Ratify the appointment of independent registered public accounting firm

•	Approve, by non-binding vote, the compensation of named executive officers

•	Recommend, by non-binding vote, the frequency of the advisory vote on the compensation of named executive officers

•	Conduct other business if properly raised

Your vote is important. Please vote promptly by following the instructions on the next page and on the enclosed proxy card.

Chad Whalen
Secretary

April 1, 2011

Only shareholders of record on March 15, 2011 may vote at the meeting.

PROXY STATEMENT

General Information

•	Who may vote?

Shareholders of RTI International Metals, Inc. (the “Company,” “RTI,” “we,” or “our”) as of the close of business on the record date, March 15, 2011, are entitled to vote at the Annual Meeting.

•	What may I vote on?

You may vote on:

(1)	the election of nominees to serve on our Board of Directors,

(2)	the ratification of the appointment of our independent registered public accounting firm for 2011,

(3)	the approval, by non-binding vote, of the compensation of our named executive officers,

(4)	the recommendation, by non-binding vote, as to the frequency of the advisory vote on the compensation of our named executive officers, and

(5)	any other matters that may be properly presented at the meeting.

• Voting recommendations

The Board recommends that you vote:

FOR each of the nominees presented in this proxy statement,

FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011,

FOR the approval of the compensation of our named executive officers, and

FOR an annual frequency for an advisory vote on the compensation of our named executive officers.

• Solicitation

This proxy statement is being furnished by RTI to its shareholders in connection with the solicitation of proxies to be voted at the Annual Meeting. RTI intends to first mail this proxy statement to shareholders on or about April 1, 2011.

•	How do I vote?

You may vote in any one of the following three ways:

(1)	By Internet: Go to the website shown on the enclosed proxy card (www.investorvote.com/RTI) and follow the instructions.

(2)	By Telephone: Call the toll-free number shown on the enclosed proxy card (1-800-652-8683) and follow the voice prompts using a touch-tone telephone.

(3)	By Mail: Sign and date each proxy card you receive and return it in the envelope provided. If you return a signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR all proposals as recommended by our Board of Directors (the “Board”).

You have the right to revoke your proxy at any time before the meeting by sending a written notice of revocation or a later-dated proxy card to RTI’s Secretary, by voting subsequently through the internet or by telephone, or by voting in person at the meeting. Attendance at the meeting will not by itself revoke a previously granted proxy.

A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or by proxy in order for there to be a quorum at the meeting. Shareholders of record who are present at the meeting in person or by proxy and who abstain from voting, including “broker non-votes”, which occur when you hold your shares in “street name” through a broker or other nominee, and your broker or nominee does not have discretionary voting authority on a matter and you do not provide voting instructions, will be included in the number of stockholders present at the meeting for purposes of determining whether a quorum is present.

Each share of the Company’s Common Stock is entitled to one vote per share. The specific votes required to approve each proposal is discussed at the end of each proposal as set forth in this proxy statement. Common Shares represented by properly executed and returned forms of proxy or properly authenticated voting instructions recorded through the internet or by telephone will be voted for each proposal as set forth therein.

CORPORATE GOVERNANCE

Business Ethics and Corporate Governance

Business Conduct and Ethics

RTI is committed to conducting business ethically, as well as legally. Ethical and legal conduct in all of the Company’s business affairs is essential to the Company’s future. The Company’s Code of Ethical Business Conduct, adopted by the Board, applies to all directors and employees of the Company, including all of its executive and other officers, and its principles extend to those with whom we conduct business. The Code of Ethical Business Conduct complies with the requirements of the New York Stock Exchange (the “NYSE”) and Securities and Exchange Commission (“SEC”) regulations.

The Code of Ethical Business Conduct is posted under the Investor Relations link on the Company’s website, www.rtiintl.com. Any amendments to, as well as waivers of, the application of the Code of Ethical Business Conduct to directors or executive officers will be disclosed promptly on the website. There were no waivers or amendments during 2010.

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines (the “Governance Guidelines”) were adopted by the Board to promote sound corporate citizenship and comply with the requirements of the NYSE. The Governance Guidelines, taken together with the charters of the various committees of the Board, provide the framework for the corporate governance of the Company. The Governance Guidelines cover a number of topics, including: the size and role of the Board; non-employee director executive sessions; attendance at Board and committee meetings; access to senior management and advisors; compensation of the Board; independence, composition and membership criteria of the Board; self-assessment of the Board and committees; retirement age; and process for nominations to the Board.

The Company’s Governance Guidelines are posted under the Investor Relations link on the Company’s website, www.rtiintl.com.

Director Education

The Company has educational presentations from time to time at Board and committee meetings and encourages its directors to attend educational seminars and conferences to enhance his or her knowledge of the role and responsibilities of directors. Any director who attends an educational seminar or conference may receive reimbursement from the Company for the reasonable costs incurred in connection with his or her attendance. Four directors attended director education seminars or programs sponsored by a third party during 2010.

The Board of Directors

The business and affairs of the Company are conducted under the general direction of the Board. The Board presently consists of nine members, eight of whom are neither officers nor employees of the Company or its subsidiaries. The Board has determined that Daniel I. Booker, Donald P. Fusilli, Jr., Ronald L. Gallatin, Charles C. Gedeon, Robert M. Hernandez, Edith E. Holiday, Bryan T. Moss, and James A. Williams meet applicable SEC and NYSE rules and listing standards relating to independence generally and for all committees on which they serve. None of the independent directors has a relationship with the Company that is material. Mr. Fusilli is not standing for reelection in 2011 for health-related reasons. His seat will not be filled, and consequently, following the 2011 annual meeting the Board’s size will be reduced to eight members, seven of whom are independent.

The Board met six times during 2010. All of the directors attended more than 75% of the total number of meetings of the Board and of the committees on which they serve. The Chairman of the Board chairs the regularly-scheduled executive sessions of the non-management directors. In the Chairman’s absence, the chair of the Nominating/Corporate Governance Committee, chairs the meeting.

It is the policy of the Nominating/Corporate Governance Committee to consider recommendations by shareholders, directors, officers, employees, and others for nominees for election as director. Recommendations, together with the nominee’s qualifications and consent to be considered as a nominee, should be sent to the Company’s Secretary, at the address set forth under the caption “Other Information” on the page 49 of this proxy statement, for presentation to the Nominating/Corporate Governance Committee. Board membership criteria considered by the Committee is discussed below under the caption “Nominating/Corporate Governance Committee” and is set forth in the Company’s Governance Guidelines, which may be accessed under the Investor Relations link on the Company’s website, www.rtiintl.com.

There are four principal committees of the Board. Committee membership, the functions of each committee and the number of meetings held during 2010 are described below.

Audit Committee

The current members of the Audit Committee are James A. Williams (Chairman), Donald P. Fusilli, Jr., Ronald L. Gallatin, and Robert M. Hernandez. All of the members of this Committee meet the NYSE’s rules and listing standards for audit committee independence. The Board has determined that Messrs. Fusilli, Gallatin, Hernandez, and Williams are each qualified as an audit committee financial expert within the meaning of SEC regulations, and that each of the members of the Audit Committee has accounting or financial management expertise within the meaning of the listing standards of the NYSE.

The Audit Committee assists the Board in overseeing the Company’s financial reporting process and systems of internal accounting control, the Company’s compliance with legal and regulatory requirements and qualifications, and the independence and performance of the Company’s internal auditors and independent registered public accounting firm. The Audit Committee has direct responsibility for the appointment, compensation, retention, and oversight of the Company’s independent registered public accounting firm. The Audit Committee has adopted, and the Board has approved, the Audit Committee charter, which may be accessed under the Investor Relations link on the Company’s website, www.rtiintl.com.

The Audit Committee held five meetings in 2010.

The Compensation Committee

The Compensation Committee discharges the Board’s duties concerning executive compensation.

The current members of the Compensation Committee are Daniel I. Booker (Chairman), Charles C. Gedeon, Edith E. Holiday, and Bryan T. Moss. All of the members of this Committee meet the NYSE’s rules and listing standards for independence for purposes of the Compensation Committee.

The Compensation Committee is responsible for review and approval of the Company’s compensation philosophy, including assessing the risks arising from the Company’s compensation philosophy, policies, and practices; for executive compensation programs, plans, and awards (see “Compensation Discussion and Analysis” beginning on page 20 for further information); for policies, principles, and procedures for selection and performance review of the Chief Executive Officer (the “CEO”) and other top members of management; for reviewing and recommending to the full Board for approval employment agreements, severance arrangements, and change in control agreements for the CEO and senior executives; for establishing compensation levels for the CEO and other top management based on an evaluation of their performance; and for determining whether to retain or terminate any compensation consulting firm (considering, among other things, the independence thereof). The Compensation Committee also administers the Company’s long-term incentive plans and equity plans. The Committee is also tasked with reviewing management’s Compensation Discussion and Analysis (“CD&A”) and submits the Compensation Committee Report contained in this proxy statement. The Compensation Committee has adopted, and the Board has approved, a Compensation Committee charter, which may be accessed under the Investor Relations link on the Company’s website, www.rtiintl.com.

The Compensation Committee held four meetings in 2010.

Nominating/Corporate Governance Committee

The current members of the Nominating/Corporate Governance Committee are Edith E. Holiday (Chair), Daniel I. Booker, and Robert M. Hernandez. All of the members of the Nominating/Corporate Governance Committee meet the NYSE’s rules and listing standards for independence for purposes of the Nominating/Corporate Governance Committee.

The Nominating/Corporate Governance Committee is responsible for identifying individuals qualified to serve as directors; recommending to the Board candidates for election at the Annual Meeting of Shareholders to fill vacancies occurring on the Board; and reviewing and evaluating the Company’s director compensation. Board candidates are typically suggested by members of the Nominating/Corporate Governance Committee; however, the Nominating/Corporate Governance Committee will also consider Board candidates recommended or identified by other directors, management, employees, shareholders, and other constituencies. The Nominating/Corporate Governance Committee is also responsible for developing and recommending to the Board corporate governance principles applicable to the Company as well as conducting periodic reviews of such principles. The Nominating/Corporate Governance Committee has adopted, and the Board has approved, a Nominating/Corporate Governance Committee charter, which may be accessed under the Investor Relations link on the Company’s website, www.rtiintl.com.

The Nominating/Corporate Governance Committee annually reviews the skills and attributes of Board members and candidates for the Board within the context of the current make-up of the full Board, which is premised on the concept that the Company’s Board members should have individual backgrounds that, when combined, provide a diverse portfolio of experience and knowledge that well serve the Company’s governance and strategic needs. Although the Board does not have a specific diversity policy, candidates for Board service are considered on the basis of a range of criteria including the current composition of the Board and the need to maintain a diversity of talents, backgrounds and perspectives. Further, candidates are evaluated as to their broad-based business knowledge and contacts, prominence, commitment to ethical and moral values, personal and professional integrity and sound reputation in their respective fields as well as a global business perspective and commitment to corporate citizenship. See “Shareholder Proposals” on page 49 of this proxy statement for additional information regarding procedures to be followed by shareholders in submitting recommendations for director candidates. Additional information concerning director candidates is contained in the Company’s Governance Guidelines, which may be accessed under the Investor Relations link on the Company’s website at www.rtiintl.com.

The Nominating/Corporate Governance Committee held five meetings in 2010.

Executive Committee

The current members of the Executive Committee are Robert M. Hernandez (Chairman), Daniel I. Booker, and Dawne S. Hickton.

The Executive Committee assists the Board in the discharge of its responsibilities and may act on behalf of the Board when emergencies or scheduling make it difficult to convene the Board. All actions taken by the Executive Committee must be reported at the Board’s next meeting. The Executive Committee held no meetings during 2010.

Board Leadership Structure

Mr. Hernandez serves as the independent Chairman of the Board and has served in such position since the Company became publicly traded. Ms. Hickton currently serves as Vice Chair, President and CEO. The Board believes this is currently the most appropriate structure for the Company as it allows each person to focus on their respective roles; the CEO can focus on the strategic direction of the Company and its day-to-day leadership and performance, while the Chairman can focus on providing guidance to the CEO and setting the agenda and presiding over meetings of the full Board.

The Board does not have a written policy on whether or not the roles of CEO and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee Directors or be an employee, as the Board believes that it should be free to evaluate the current needs and interests of the Company and its shareholders at any given point in time and to make changes appropriate for those facts and circumstances.

Board’s Role in the Oversight of Risk Management

The Audit Committee has been designated to take the lead in overseeing risk management at the Board level. Accordingly, in addition to its other duties, the Audit Committee schedules time for periodic review of risk assessment as it relates to activities contemplated by or being undertaken by management throughout the year. In this role, the Audit Committee receives reports from management, internal audit, and other advisors, and engages in serious and thoughtful discussion regarding the Company’s risk management process and system, the nature of the material risks the Company faces, and the adequacy of the Company’s policies and procedures designed to respond to and mitigate perceived and potential risks. Although the Audit Committee leads these efforts, risk management is periodically reported on at the full Board level, and feedback is sought from each director as to the most significant risks that the Company faces. This is principally accomplished through Audit Committee reports to the Board and discussion with management.

In addition to the formal compliance program, the Board and the Audit Committee encourage management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations of the Company. Additionally, the Company’s risk management structure includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company and to address them in its long-term planning process.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s directors are elected for one-year terms. As set forth in the Company’s Governance Guidelines, non-employee directors may not stand for election after age seventy-two, although the Board has the ability to extend the retirement age for a particular director. Employee directors leave the Board when they retire from or otherwise leave the Company.

The Board has nominated eight directors for election — each of the current directors, with the exception of Mr. Fusilli, who will not stand for reelection due to health-related reasons. Of the eight individuals who are nominees for election, one is a current Company officer and the remaining seven are high-level current or former executives with significant professional experience. If any nominee is unable to stand for election, your proxy may be voted for another nominee designated by the Board.

The professional and personal backgrounds, experiences, qualifications, attributes and skills of each nominee, as set forth below, reflect the qualities that the Company seeks in its Board members. In addition to the specific examples set forth below, the Board and the Company believe that all nominees possess additional qualifications, attributes, and skills that led the Board to believe the nominee should serve as a director, including broad-based business knowledge, commitment to ethical and moral values, personal and professional integrity, sound business judgment and commitment to corporate citizenship.

DIRECTOR NOT STANDING FOR REELECTION

DONALD P. FUSILLI, JR.	Age: 59

Business Consultant	Director since 2003

Mr. Fusilli is the owner of The Telum Group, a privately-held consulting firm focusing on strategic planning, business development, program/project management and selected recruiting. He served as Chief Executive Officer of David Evans Marine Science, Inc., a Portland, Oregon company providing hydrogeographic surveying of seabed surfaces, in 2008. Mr. Fusilli was President and Chief Executive Officer of Michael Baker Corporation from April 25, 2001 to September 12, 2006. He joined Michael Baker in 1973 and spent six years in the engineering department before obtaining his law degree in 1979. He became General Counsel in 1984, Executive Vice President Administration of the Energy Group in 1994 and Executive Vice President and General Manager of the Group in 1995. He was elected President and Chief Operating Officer in March 2000. Mr. Fusilli is a Civil Engineering graduate of Villanova University and holds a juris doctor degree from Duquesne University School of Law. He also attended the Advanced Management Program at the Harvard University Business School. Mr. Fusilli brought leadership skills developed through his executive management experience and service on other boards. In addition, his engineering experience and knowledge of the energy industry contributed to the Board’s breadth of knowledge.

NOMINEES FOR DIRECTOR

DANIEL I. BOOKER	Age: 63

Partner,	Director since 1995
Reed Smith LLP
(law firm)

Mr. Booker is a partner of the law firm of Reed Smith LLP. From 1992 until December 31, 2000 he was Managing Partner, or chief executive, of Reed Smith. He received an undergraduate degree from the University of Pittsburgh and a law degree from the University of Chicago. He is a member of the District of Columbia, Pennsylvania and U.S. Supreme Court bars. Mr. Booker is a director of Océ USA Holding, Inc.; a member of the Judicial Council of Pennsylvania; and an officer or director of other community and professional organizations. In addition to Mr. Booker’s legal experience, he brings to the Board demonstrated leadership skills, both professionally as the former Managing Partner of a large law firm and through his service as chairman and director of various community and professional organizations.

RONALD L. GALLATIN	Age: 65

Retired Managing Director	Director since 1996
Lehman Brothers Inc.
(investment banking firm)

Mr. Gallatin served as a Managing Director of Lehman Brothers Inc., where he was a member of the Firm’s Operating Committee and its Director of Corporate Strategy and Product Development until his retirement on December 31, 1995. During his 24 years with Lehman, Mr. Gallatin had various senior roles in both its investment banking and capital markets divisions and was responsible for a series of financial innovations, most notably Zero Coupon Treasury Receipts, Money Market Preferred Stock and Targeted Stock. A graduate of New York University, and both Brooklyn and New York University Law Schools, Mr. Gallatin has bachelor’s, juris doctor and master of laws (taxation) degrees and is a Certified Public Accountant. Mr. Gallatin provides financing and investment banking experience as a result of his career on Wall Street and educational background. He has also demonstrated a sense of social responsibility and fiduciary leadership through his involvement with various charitable organizations.

CHARLES C. GEDEON	Age: 70

Retired Businessman	Director since 1991

Mr. Gedeon joined United States Steel Corporation in 1986 as Vice President Raw Materials and President of U.S. Steel Mining Co., Inc. He was promoted to Senior Vice President Related Resources in 1988 and advanced to the position of President, U.S. Diversified Group in 1990. He became Executive Vice President Raw Materials and Transportation of U.S. Steel in 2003. He retired from this position on June 30, 2003. From 1983 until he joined U.S. Steel, Mr. Gedeon had been Vice President Operations of National Steel Corporation. Mr. Gedeon brings a thorough understanding of the metals industry to the Board. He also possesses executive management, commercial and operational skills that contribute to the Board’s knowledge base.

ROBERT M. HERNANDEZ	Age: 66

Chairman of the Board of the Company	Director since 1990

On December 31, 2001, Mr. Hernandez retired as Vice Chairman and Chief Financial Officer and director of USX Corporation. He was elected to this position on December 1, 1994. Mr. Hernandez had been elected Executive Vice President, Accounting & Finance and Chief Financial Officer and director of USX on November 1, 1991. He was Senior Vice President, Finance & Treasurer of USX from October 1, 1990, to October 31, 1991. Mr. Hernandez was President, U.S. Diversified Group of USX from June 1, 1989, to September 30, 1990, and in such role had responsibilities for USX’s businesses not related to energy and steel. From January 1, 1987, until May 31, 1989, he was Senior Vice President and Comptroller of USX. Mr. Hernandez has his undergraduate degree from the University of Pittsburgh and his masters of business administration from the Wharton Graduate School of the University of Pennsylvania. He is Chairman of the Board of Trustees of the BlackRock Equity Bond Mutual Fund Complex; lead director of American Casualty Excess (ACE) Limited; a director of Eastman Chemical Company; and a director of TE Connectivity. As a former executive officer of USX and one of RTI’s original directors upon becoming publicly traded, he brings to the Board a wealth of executive management and financial experience in the metals industry. Through his service as a director on various publicly-traded companies, Mr. Hernandez has considerable leadership, finance and corporate governance experience.

DAWNE S. HICKTON	Age: 53

Vice Chair, President, and Chief Executive Officer	Director since 2007

Ms. Hickton has served as the Vice Chair, President and Chief Executive Officer of the Company since October 2009 and as Vice Chair and CEO of the Company since 2007. Since June 2005, she served as Senior Vice President of Administration and Chief Administrative Officer. In this capacity she managed the accounting, treasury, tax, business information systems, personnel and legal functions of the Company. From April 1997 until June 2004, Ms. Hickton was Vice President and General Counsel. She holds a bachelor’s degree from the University of Rochester and a juris doctor degree from the University of Pittsburgh. She is also a director of F.N.B. Corporation, a member of the Board of Trustees of the University of Pittsburgh, a member of the Aerospace Industries Association, and a director of the International Titanium Association. As the most senior executive of the Company, Ms. Hickton provides the Board with insight into the Company’s business operations, opportunities and challenges. In addition, Ms. Hickton’s history with the Company, metals industry experience and service on other boards of directors, support her leadership skills and contributions to the Board.

EDITH E. HOLIDAY	Age: 59

Attorney	Director since 1999

Ms. Holiday was elected a director on July 29, 1999.  She served as Assistant to the President and Secretary of the Cabinet in the White House from 1990 to 1993. Prior to that, she held several senior positions in the United States Treasury Department including General Counsel. She is a director of Hess Corporation; White Mountains Insurance Group, Ltd.; Canadian National Railway Company and H.J. Heinz Company. She is also a director or trustee of a number of investment companies in the Franklin Templeton Group of Funds. She has bachelor’s and juris doctor degrees from the University of Florida. Ms. Holiday’s service on the boards of multiple publicly-held companies allows her to bring leadership skills and experience in a variety of matters including corporate governance, compensation and finance to the Company’s Board. This experience and skill set, as well as her legal background and the skills she developed while serving in various positions with the federal government, led to the conclusion that she should serve as a director.

BRYAN T. MOSS	Age: 71

Retired Businessman	Director since June 2008

Mr. Moss served as President Emeritus of Gulfstream Aerospace (a subsidiary of General Dynamics Corporation) from April 2007 until his retirement in March 2008, and prior to that served for four years as President of Gulfstream Aerospace and Executive Vice President, Aerospace Group, General Dynamics Corporation. Mr. Moss has served on the U.S.-Japan Business Council, the U.S.-China Business Council, and the U.S.-Hong Kong Business Council. He is also a member of the Georgia Tech Advisory Board and the Savannah College of Art and Design Board of Visitors. Mr. Moss’s experience and extensive international business contacts in the aerospace industry, as well as his management, commercial leadership and consulting skills developed throughout his career, led the Board to conclude that he should serve as a director.

JAMES A. WILLIAMS	Age: 66

Retired Partner	Director since 2005
Ernst & Young
(accounting firm)

Mr. Williams retired as a Partner at Ernst & Young on September 30, 2003. He has over 37 years’ experience working with large multi-national clients and served in numerous leaderships roles, including Pittsburgh Office Managing Partner, Area Managing Partner, and Partner in Charge-Audit. He is a Certified Public Accountant and has a bachelor’s degree from Miami University. Mr. Williams adds significant financial reporting and management skills as a result of his long career with a large public accounting firm, and further enhances the Board’s knowledge base with respect to accounting, financial and other matters.

Vote Required

Under Ohio law and the Company’s Code of Regulations, the eight director candidates receiving the greatest number of votes for election will be elected to the Company’s Board of Directors. Shareholders may cast their votes for or withhold with respect to each nominee. Common Shares as to which the authority to vote is withheld will not be counted toward the election of the individual nominees specified on the form of proxy. Abstentions will have no effect on the outcome of the vote.

If you hold your shares in “street name”, your broker or nominee will not be permitted to exercise voting discretion with respect to Proposal No. 1. Thus, if you do not give your broker or nominee specific instructions, your shares will not be voted on Proposal No. 1 and will not be counted in determining the number of shares necessary for approval.

If your card is signed but a choice is not marked, the shares will be voted in favor of each of the listed nominees.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE LISTED NOMINEES.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP (“PwC”) has served as the independent registered public accounting firm for the Company and its predecessors for a number of years. For 2010, PwC rendered professional services in connection with the audit of the financial statements of the Company and its subsidiaries, including the review of quarterly reports and filings with the SEC, and provided tax services. They are knowledgeable about the Company’s operations and accounting practices and are well-qualified to act as its independent registered public accounting firm, and the Audit Committee has selected PwC as such for 2011.

Audit Fees

The aggregate fees billed for professional services rendered by PwC for the audit of the Company’s annual financial statements and review of financial statements in the Company’s Quarterly Reports on Form 10-Q in 2010 and 2009 were $1,759,340 and $1,895,683, respectively.

Audit-Related Fees

The aggregate fees billed for assurance and related services rendered by PwC that were related to the services described above were $4,000 in each of 2010 and 2009. These services include certain agreed upon procedures related to compliance requirements.

Tax Fees

The aggregate fees billed for services rendered by PwC for tax services in 2010 and 2009 were $469,992 and $107,393, respectively. The services comprising these fees primarily included tax consulting projects.

All Other Fees

Other than fees disclosed above, there was a payment of $2,400 related to licensing fees in each of 2010 and 2009.

The Audit Committee pre-approves the Audit Plan on an annual basis along with the estimated fees for the plan. At each regularly scheduled, quarterly meeting, the Audit Plan and fees incurred to date are reviewed and any fees above the estimate are reviewed and approved or disapproved at the meeting. In addition, the Chairman of the Audit Committee has been delegated authority by the full Audit Committee to pre-approve additional audit and non-audit fees between meetings, subject to review by the full Audit Committee at the next regularly scheduled meeting. For 2010 and 2009, 100% of PwC’s fees were pre-approved.

Representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Vote Required

Ratification of the appointment of the independent registered public accounting firm requires the favorable vote of a majority of the votes cast. Shareholders may cast their votes for, against or abstain from voting with respect to Proposal No. 2. An abstention does not represent a vote cast, and as such has no effect on the advisory vote. Broker non-votes will be counted for purposes of Proposal No. 2.

If your card is signed but a choice is not marked, the shares will be voted in favor of Proposal No. 2.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS
THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

PROPOSAL NO. 3

APPROVAL BY NON-BINDING VOTE OF COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in detail under the heading “Compensation Discussion and Analysis” (“CD&A”) beginning on page 20 of this proxy statement, the Pay Philosophy and Guiding Principles Governing Officer Compensation (the “Pay Philosophy”) adopted by the Company is intended to achieve multiple goals. It aims to promote achievement of the Company’s business objectives, reinforce its strategies, align our executives’ interests with those of our shareholders, and to recruit and retain outstanding executives through internally equitable and externally competitive compensation. The Compensation Committee continually reviews the compensation programs for our executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices. In 2010, the Company modified the design and operation of its annual cash incentive program to emphasize goals and objectives that were in line with the Company’s overarching Pay Philosophy, while more clearly articulating the pay-for-performance aspect of the program and providing additional clarity to the operation of the program. To accomplish this, the Compensation Committee introduced a more formulaic calculation of potential incentive compensation based on actual results compared against pre-established financial, team and personal goals, while retaining significant discretion regarding ultimate levels.

As explained further in CD&A, the Company operates in a highly cyclical industry. In early 2010, the Company was in the midst of a multi-year downturn in the business cycle. Consequently, the Compensation Committee strove to achieve a balance between rewarding management for its success during a challenging year while motivating them to exceed expectations through the down-cycle and to position the Company for growth when the business cycle recovers. Additionally, the Compensation Committee continued the practice of using long-term equity incentive awards as a significant portion of total compensation so as to promote the long-term interests of the shareholders in retaining and motivating management.

2010’s financial results and management objectives exceeded the Company’s business plan, including a return to profitability, to an extent that could have resulted in a potential annual incentive payment at levels close to or at maximum. However, the Compensation Committee exercised its negative discretion to significantly reduce annual incentive compensation payouts. Contributing to this decision was a recognition of the modest growth in the Company’s stock price through the year, the impact of certain unanticipated or non-recurring events on the Company’s financial performance, and the relatively low level of earnings.

The Board believes these compensation decisions reflect an appropriate balance between rewarding performance and ensuring the long-term interests of shareholders, and therefore asks for the support of our shareholders in approving the compensation of our named executive officers.

THE BOARD RECOMMENDS A VOTE “FOR” THE FOLLOWING NON-BINDING RESOLUTION:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this Proxy Statement.”

Effect of Vote on Proposal

A shareholder’s vote on the above resolution is not binding on the Company. The Board will not be required to act in response to the results of the vote. The final decision on the compensation of the named executive officers remains with the Compensation Committee. The Board believes that the Compensation Committee is in the best position to consider the extensive information and factors necessary to make independent, appropriate, and competitive compensation recommendations and decisions that are in the best interest of the Company and its shareholders. The Board values the opinions of the Company’s shareholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board will carefully consider the outcome of the advisory vote on the compensation of named executive officers when making future compensation decisions.

Shareholders may cast their votes for, against or abstain from voting with respect to Proposal No. 3. An abstention does not represent an advisory vote cast, and as such has no effect on the advisory vote.

If you hold your shares in “street name”, your broker or nominee will not be permitted to exercise voting discretion with respect to this Proposal No. 3. Thus, if you do not give your broker or nominee specific instructions, your shares will not be voted on this matter. If your card is signed but a choice is not marked, the shares will be voted in favor of the compensation of named executive officers.

PROPOSAL NO. 4

RECOMMENDATION BY NON-BINDING VOTE OF FREQUENCY OF
ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act, enacted in July 2010, provides that the Company must give shareholders the opportunity to vote, on a non-binding, advisory basis, at least once every six years, for their preference as to whether the advisory shareholder vote on the compensation of named executive officers shall occur every one, two, or three years.

After careful consideration of the various arguments supporting each frequency level, the Board believes that submitting the advisory vote on the compensation of our named executive officers to shareholders on an annual basis is appropriate for the Company at this time. The Board has determined that an annual advisory vote on executive compensation will allow our shareholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that an annual vote is therefore consistent with the Company’s efforts to engage in an ongoing dialogue with our shareholders on executive compensation and corporate governance matters.

The Company recognizes that our shareholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our shareholders as to their preferences on the frequency of an advisory vote on executive compensation.

THE BOARD RECOMMENDS A VOTE FOR A FREQUENCY OF “1 YEAR” when voting in response to the resolution set forth below.

“RESOLVED, that the shareholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers as set forth in the Company’s proxy statement should be every year, every two years, or every three years.”

Effect of Vote on Proposal

The proxy card provides shareholders with four choices (every one, two, or three years, or abstain). Shareholders are not voting to approve or disapprove the Board’s recommendation. The frequency vote is non-binding. Shareholder approval of a one, two, or three-year frequency will not require the Company to implement an advisory vote on executive compensation every one, two, or three years. The final decision on the frequency of the advisory vote on the compensation of our named executive officers remains with the Board and/or its committees.

The Board values the opinions of the Company’s shareholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board and the Committee will carefully consider the outcome of the frequency vote and other communications from shareholders when making future decisions regarding the frequency of advisory votes on the compensation of our named executive officers.

Shareholders may vote for “1 Year,” “2 Years,” “3 Years,” or “Abstain” with respect to Proposal No. 4. An abstention does not represent an advisory vote cast, and as such has no effect on the advisory vote.

If you hold your shares in “street name”, your broker or nominee will not be permitted to exercise voting discretion with respect to this Proposal No. 4. Thus, if you do not give your broker or nominee specific instructions, your shares will not be voted on this matter. If your card is signed but a choice is not marked, the shares will be voted in favor of the frequency of “1 Year.”

COMMITTEE REPORTS

The following reports of the Audit and Compensation Committees do not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the Reports by reference therein.

Audit Committee Report

The Audit Committee met with management, PwC, and representatives of the Internal Audit group (which is outsourced to Ernst & Young LLP) frequently throughout the year to review and consider the adequacy of the Company’s internal control over financial reporting and the objectivity of its financial reporting, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee also discussed with management and PwC the process used for certifications by the Company’s CEO and principal financial officer that are required for certain of the Company’s filings with the Securities and Exchange Commission. The Audit Committee has reviewed and discussed the Company’s 2010 audited financial statements with management and with PwC. In addition, the Audit Committee discussed with PwC the matters required to be communicated by Statement on Auditing Standards (SAS) No. 61, as amended (AICPA Professional Standards, Vol. 1, AU Section 380).

In addition, the Audit Committee received from PwC the written disclosures required by the Public Company Accounting Oversight Board’s (“PCAOB”) Rule 3256, Communication with Audit Committees Concerning Independence, and has discussed their independence with them. The Audit Committee has considered whether the provision by PwC of the professional services described above was compatible with the maintenance by PwC of its independent status and has determined that it was.

Based on these reviews and discussions, the Audit Committee recommended to the Company’s Board, and the Board has approved, that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

James A. Williams (Chairman)
Donald P. Fusilli, Jr.
Ronald L. Gallatin
Robert M. Hernandez

Compensation Committee Report

The Compensation Committee discharges the Board’s duties concerning executive compensation and prepares the report on such compensation required by the Securities and Exchange Commission.

The Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis. Based on their reviews and discussions, the Compensation Committee recommended to the Company’s Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this proxy statement.

Daniel I. Booker (Chairman)
Charles C. Gedeon
Edith E. Holiday
Bryan T. Moss

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table sets forth each person or entity known to us that may be deemed to have beneficial ownership of more than five percent of the outstanding Common Stock of RTI based on information publicly available as of February 28, 2011.

	Amount and
	Nature of		Percent of
Name and Address of Beneficial Owner	Beneficial Ownership		Class

Blackrock, Inc	2,441,614	(1)	8.1%
40 East 52nd Street
New York, NY 10022

Dimensional Fund Advisors LP	2,073,037	(2)	6.9%
6300 Bee Cave Road
Austin, TX 78746

FMR LLC	2,258,527	(3)	7.5%
82 Devonshire Street
Boston, MA 02109

The Vanguard Group, Inc.	1,521,059	(4)	5.1%
100 Vanguard Boulevard
Malvern, PA 19355

(1)	This information is based solely on the Schedule 13G filed with the SEC on February 8, 2011, by BlackRock, Inc., a parent holding company or control person of the following subsidiaries: BlackRock Japan Co. Ltd.; BlackRock Asset Management Ireland Ltd.; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Australia Ltd.; BlackRock Advisors, LLC; BlackRock Capital Management, Inc.; BlackRock Financial Management, Inc.; BlackRock Investment Management, LLC; and BlackRock International Ltd. Such filing indicates that BlackRock, Inc. has sole voting and dispositive power over all shares reported.

(2)	This information is based solely on the Schedule 13 G filed with the SEC on February 11, 2011 by Dimensional Fund Advisors LP (“Dimensional”). Dimensional reports sole dispositive power over all such shares and sole voting power with respect to 2,039,818 of such shares.

(3)	This information is based solely on the Schedule 13G filed with the SEC on February 14, 2011 by FMR LLC and Edward C. Johnson 3d. Includes 2,248,527 shares beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and a registered investment adviser, as a result of acting as investment adviser to various investment companies, one of which, Fidelity Small Cap Value Fund, had ownership of 1,617,597 shares or 5.4%. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 2,258,527 shares owned by the funds. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ boards of trustees.

(4)	This information is based solely on the Schedule 13G filed with the SEC on February 10, 2011 by the Vanguard Group, Inc. (“Vanguard”). Vanguard’s wholly-owned subsidiary, Vanguard Fiduciary Trust Company is an investment manager for collective trust accounts and has sole power to direct the vote of 48,061 of the shares reported above. Vanguard reports sole dispositive power over 1,472,998 of such shares and shared dispositive power over 48,061 of such shares.

Security Ownership of Directors and Executive Officers

The following table sets forth information concerning the “beneficial ownership” of our Common Stock of each director and director nominee, by each executive officer named in the Summary Compensation Table, and by all directors and executive officers as a group. “Beneficial ownership” is a concept which takes into account shares that may be acquired within 60 days (such as by exercising vested stock options) and shares as to which the named person has or shares voting and/or investment power. Information is provided as of February 28, 2011. Absence of an entry in the Percent of Class column indicates beneficial ownership of less than 1%.

	Amount and Nature of
	Beneficial	Percent of
Name	Ownership (1)	Class (2)

Daniel I. Booker	28,158	—
Donald P. Fusilli	13,403	—
Ronald L. Gallatin	50,000	—
Charles C. Gedeon	20,955	—
Stephen R. Giangiordano	77,514	—
Robert M. Hernandez	67,898	—
Dawne S. Hickton	154,866	—
Edith E. Holiday	18,735	—
William T. Hull	46,241	—
James L. McCarley	6,458	—
Bryan T. Moss	9,412
William F. Strome	41,218	—
James A. Williams	14,597	—
All directors and executive officers as a group (14 persons)	573,832	1.9%

(1)	Includes the following number of shares of Common Stock subject to stock options exercisable within 60 days for the following persons: Stephen R. Giangiordano: 38,536; Dawne S. Hickton: 51,666; William T. Hull: 25,196; William F. Strome: 18,313; and Chad Whalen: 15,579.

(2)	There were 30,172,675 shares outstanding as of February 28, 2011. In accordance with the rules and regulations of the Securities Exchange Commission, in computing the percentage ownership for each person listed, any shares which the listed person had the right to acquire within 60 days are deemed outstanding, however, shares which any other person had the right to acquire within 60 days are disregarded in the calculation. Therefore, the denominator used in calculating beneficial ownership among the persons listed may differ for each person. No percentage is shown for ownership of less than one percent.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  A. Executive Summary of 2010 Compensation

The three variable components of the Company’s executive compensation structure are base salary, annual cash incentive awards and long-term equity incentive awards. For 2010, the primary executive compensation modification addressed by the Committee involved the annual cash incentive awards. The annual cash incentive awards accounted for substantially all of the increased compensation (excluding increases in pension values) of the Company’s executive leadership team when compared to 2009, when no annual cash incentive was awarded. Base salaries were increased in 2010 from a level that had been frozen since 2008, with the intent of better aligning them with median peer group levels as called for by the Company’s Pay Philosophy. And further, long-term equity-based incentive awards were made at approximately target levels as established by the Company’s Pay Philosophy, which is designed to keep compensation competitive with the Company’s peers and to put 60% or more of long-term incentive awards at risk if future performance is not achieved.

With respect, then, to annual incentive compensation: In January 2010, the Compensation Committee decided to award no annual incentive compensation for 2009, but also adopted modifications to the annual incentive compensation program that would, on a going-forward basis, tie a majority of annual incentive compensation to objective measures of performance, subject to the discretionary authority held by the Committee. The program modifications were intended to better focus management’s short-term behavior on goals and activities judged to be important to strengthen the Company’s business, achievable in the short term (i.e. annually), and largely within the control of management. Because the long-term equity incentive compensation at the Company is closely linked to the Company’s stock performance, which is heavily affected by factors outside the short-term control of management, the modified annual cash incentive program was not linked expressly to stock performance or earnings per share. These performance measures were among the many factors left to the Committee to consider in making potential discretionary adjustments. In adopting these modifications to the annual incentive program, the Committee and the Board were motivated to enhance executive management’s visibility of the specific conduct and performance that would trigger potential payment of incentive compensation, but without creating an objective formula that would unduly restrict the Committee’s discretion to made adjustments. Further, this enhanced visibility was thought to be of particular importance to the attraction and retention of management, including the then ongoing effort to recruit a top operations executive.

The objective performance measures adopted for 2010 under the modified annual incentive program related to operating income, return on invested capital and free cash flow, with these metrics accounting for between 60% and 75% of potential annual incentive payout. The other, non-financial team and individual performance measures, detailed below for each executive, were directed to specific activities judged at the outset of the year to be important for strengthening the business, and accounted for 25% to 40% of potential annual incentive payout. During 2010, management exceeded all three of the objective performance goals and in all three categories also substantially exceeded the actual performance in 2009. With the notable exception of safety, management satisfied the team and individual objectives.

This collective performance, in the absence of discretionary adjustments, would under the program have supported close to maximum or maximum payout of annual incentive compensation. However, the Compensation Committee exercised its discretion to reduce materially the amount of the 2010 incentive compensation payments. This decision to exercise negative discretion on payment levels despite achieving close to maximum performance under the program was based on various factors, including (i) the Compensation Committee’s evaluation of the impact that certain unanticipated or non-recurring events had on the Company’s financial performance in 2010, (ii) the relatively low level of Company earnings, and (iii) the modest growth in the Company’s stock price through the year.

One additional executive compensation development of note in 2010 related to the Company’s long-term performance share awards. Specifically, the initial two-year performance share awards granted in January 2008 under the Company’s revised long-term incentive compensation program expired without any payout. This clearly demonstrated the at-risk nature of an important component of the Company’s equity-based compensation and, as intended when the performance share program was created, strengthened the alignment of management and shareholder interests.

  B. Overview and Pay Philosophy

For the 2010 executive compensation detailed in the tables that follow this discussion and analysis, the Board empowered the Committee to discharge the Board’s duties concerning executive compensation and to advise the Board on the Company’s compensation philosophy, programs, and objectives.

Consistent with the Committee’s mandate, the Company has adopted a comprehensive statement entitled “Pay Philosophy and Guiding Principles Governing Officer Compensation” (the “Pay Philosophy”). The overall philosophy governing our officer compensation programs is as follows:

•	To promote achievement of the Company’s business objectives and reinforce its strategies;

•	To align the interests of the Company’s officers with those of its shareholders;

•	To provide pay that is externally competitive and internally equitable; and

•	To promote retention of officers and non-officer executives who perform well.

The Company’s compensation programs, as outlined in the Pay Philosophy, are managed so as to help communicate the Company’s desired results and to promote decisions and actions by management that produce those results. Specifically, the Pay Philosophy states that the Company’s compensation programs, discussed below, should be characterized by:

•	Variability — a large portion of total compensation will be based on Company performance, recognizing the highly cyclical nature of the Company’s business and the need to maintain conservative compensation levels during business downturns. Salaries are to be generally maintained at competitive levels, with opportunities for significant upward shifts in total compensation to be provided by performance-based cash incentive compensation and equity-based long-term incentive awards;

•	Clarity — all relevant performance objectives for annual cash incentive compensation and long-term incentive programs will be clearly established and articulated;

•	Communicability — officers will be made aware of and fully understand their earnings potential for a given year and what specific actions and results are necessary to achieve that potential; and

•	Strategic Emphasis — compensation programs will include recognition of the roles that various elements of compensation play in attracting, retaining and motivating employees, the performance aspects that each element is best suited to reward, and the needs of the Company and its officers that may warrant emphasis on specific elements of pay.

  C. Elements of Named Executive Officer Compensation

Although the overall amount of compensation, and the allocation of such compensation amongst salary, cash incentive compensation, and long-term incentive awards payable to our named executive officers differs based on experience, strategic importance, level of responsibility and other position-specific factors, our compensation philosophies and policies are applied on a consistent basis amongst our named executive officers.

The Company’s comprehensive compensation program consists of the following elements for our named executive officers:

•	Salary: Executive salary addresses current compensation and is paid to attract and retain qualified executives and to provide a base level of income regardless of performance, as well as in recognition of consistent excellent performance over a number of years. Salaries are set within a pre-determined range, the midpoint of which will be near the median of similar positions at appropriate comparator companies, and with a maximum near the seventy-fifth percentile of the comparator group. Individual salaries and salary adjustments reflect a variety of individual factors, including the responsibilities and scope of the position, relevant experience, time in position, and individual performance as measured by the executive’s annual performance review.

•	Annual Cash Incentive Compensation Program: The major role of annual incentive compensation (i.e., annual bonuses) is to motivate officers by recognizing attainment of key specific, pre-established short-term objectives and/or other strategic milestones or operational goals, which include both individual and corporate goals, as well as management team objectives and Company performance. The annual incentive guidelines set forth in the Pay Philosophy call for annual cash incentive compensation for target performance as a percentage of base salary to be established near the median level for similar positions at appropriate comparator companies. The determination as to whether annual incentive compensation is paid is not strictly formulaic in nature, but is determined by the Committee based upon various factors, including overall Company performance, total shareholder return, satisfaction of personal and team objectives, as well as general economic and industry conditions.

No cash incentive compensation will be paid to an officer whose individual performance is judged to be unacceptable regardless of the level of corporate performance. The Committee may exercise its discretion and not make cash incentive compensation payments where individual performance criteria has been met but where overall Company performance has not, or conversely may, in order to retain valued executives, pay cash incentive compensation to recognize exceptional individual performance when corporate performance may have been less than optimal.

•	Long-term Incentives: Long-term incentive awards are designed specifically to reward increases in shareholder wealth as measured by the Company’s common stock price, as well as improvement in earnings per share. They also align the compensation of our executives with the interests of our shareholders. Long-term incentive grants are currently made pursuant to the Company’s 2004 Stock Plan, and may be made in a combination of stock (restricted shares, performance shares, phantom stock or non-restricted shares) and stock options.

°	Stock Option Awards: Our stock options are designed to align management’s interests with that of our shareholders, and have value only if our stock price increases over time. Options are granted at fair market value on the date of grant and vest ratably over a three-year period from the date of grant.

°	Restricted Share Awards: Because it is important to us to provide compensation that is externally competitive and to retain our executive officers, we utilize time-based restricted share awards that vest ratably over five years from the date of grant. Grants of restricted stock also build the ownership of our executive team and address the cyclical nature of our business by providing stability to the program when markets are down.

°	Performance Share Awards: Performance share awards provide for the issuance of shares of our common stock at the end of a three-year performance period in the event we achieve established goals relating to total shareholder return over a three-year period from the date of grant. Total shareholder return, for purposes of these performance share awards, is defined as the share price appreciation of the Company’s common stock (plus any dividends accrued during the performance period), as compared to the collective total shareholder return of a peer group of companies established by the Committee. These are the same companies listed on page 26 of this proxy statement used for compensation benchmarking with the addition of two large competitors, Reliance Steel & Aluminum Co. and Allegheny Technologies Inc., and one smaller company, CPI Aerostructures Inc. These three additional companies are business competitors which are appropriate for evaluating total shareholder return for incentive purposes, but are inappropriate, given their size (too large or too small), to use for establishing pay levels. These companies are approved by the Board and communicated to the award recipients at the time of the granting of the award.

The Committee intends to cause the value of long-term incentives to be split as follows:

		Restricted
	Performance	Shares
	Share	(time-based	Stock
	Awards	vesting)	Options

CEO	40%	40%	20%
Executive and Senior Vice Presidents	40%	35%	25%

•	Stock Ownership Guidelines: In October of 2008, our Board of Directors approved stock ownership guidelines applicable to all executive officers of the Company. Under the guidelines, each participating officer has been asked to achieve certain stock ownership levels based on a percentage of base salary (calculated by award price or cost basis of the shares, as applicable). The current guidelines call for the following stock ownership goals:

CEO	5 times base salary
Executive and Senior Vice Presidents	3 times base salary
Certain Vice Presidents	2 times base salary

Under the guidelines, participants have five years from the implementation of the policy to accumulate sufficient equity through various means (including open market purchases, employee stock purchase plan purchases, stock option exercises, restricted stock ownership and shares owned through 401(k) or Company savings plans), after which time Board discretion will be used to address situations where the applicable guidelines have not been achieved.

•	Health and Welfare Benefits: We provide certain health and welfare benefits to our named executive officers which are not tied to any individual or corporate performance objectives and are intended to be part of an overall competitive compensation program. Our named executive officers participate in these plans on the same terms as other eligible employees, subject to any regulatory limits on amounts that may be contributed by or paid to the named executive officers under such health and welfare plans.

•	Perquisites: In November 2008 our Board restricted the issuance of perquisites to only those that are deemed to serve legitimate business functions. To that end, tax preparation and financial planning advice, certain business-related club memberships that are utilized by the Company as a whole, and annual executive medical exams have been retained, for example, while personal club memberships, automobile allowances and other perquisites were eliminated. Perquisites are discussed in greater detail in the footnotes to and narrative disclosure following the Summary Compensation Table on page 32 of this proxy statement.

•	Post-Employment Compensatory Arrangements:

°	Pension Plan. We have a qualified defined benefit pension plan that covers each of our named executive officers except for Messrs. Strome and McCarley. The benefits are based on a formula which includes a percentage of the participant’s average monthly base salary multiplied by continuous years of service. See “Retirement Benefits” on page 38 of this proxy statement for a description of our defined benefit pension plan.

°	Excess Benefit Plan. We maintain an excess benefit plan that covers each of our current named executive officers except for Messrs. Strome and McCarley. The excess benefit plan is an unfunded, non-qualified defined benefit plan that provides additional retirement income in an amount equal to the difference between benefits that would have been received under the Pension Plan but for certain tax limitations imposed by the Internal Revenue Code and amounts actually payable under the Pension Plan. See “Retirement Benefits” on page 38 of this proxy statement for a description of our excess benefit plan.

°	Supplemental Pension Program. Our named executive officers also participate in the supplemental pension program, an unfunded, non-qualified defined benefit plan. This plan entitles our executives to specified annual benefits based upon average annual cash incentive compensation and years of service if they retire after age 60, or prior to age 60 with 30 years of service with the Company’s consent. See “Retirement Benefits” on page 38 of this proxy statement for a description of our supplemental pension program.

°	401(k) Plan. Messrs. Strome and McCarley, who are not eligible to participate in the defined benefit pension plan, may participate in the Company’s 401(k) defined contribution employee savings and investment plan, in which the Company contributes 50% of the first 8% of an executive’s base salary and cash incentive compensation contributed by the executive, subject to applicable Internal Revenue Code limits. Other named executive officers may participate in the 401(k) plan up to applicable Internal Revenue Code limits, but the Company does not, other than Messrs. Strome and McCarley, match their contributions.

°	Change in Control Severance Policy. Each named executive officer is eligible to participate in our executive change in control severance policy, which entitles our named executive officers to a benefit equal to 2.0 times their annual base salary and bonus (2.5 for our CEO), in each case if the executive’s employment with the Company is terminated either by the Company other than for cause, death or disability, or by the executive for good reason, within 24 months after a change in control of the Company. Also, upon such event the executives will be entitled to accelerated vesting of previously unvested stock-based long-term incentive awards, and the continuation of life, disability and health insurance benefits for a specified period. During 2010, the Company discontinued, on a prospective basis, providing an excise tax “gross-up” payment pursuant to the policy. As such, Mr. McCarley, who joined the Company in 2010, will not be entitled to receive a “gross-up” payment under the change in control severance policy.

°	Non-Change in Control Severance Policy. Each named executive officer is also eligible to participate in our executive non-change in control severance policy. It entitles the named executive officers to certain severance benefits in the event that the Company terminates the executive’s employment other than for cause, death or disability outside of the context of a change of control, if the Company breaches the executive’s employment agreement in certain circumstances or if the Company reduces the executive’s base salary without the executive’s consent. In such event, our CEO will be entitled to a benefit equal to 2.0 times her annual base salary and cash incentive compensation, and each other named executive officer will be entitled to a benefit equal to 1.0 times their annual base salary and cash incentive compensation. Participants are also entitled to the continuation of life, disability and health insurance benefits for a specified period.

Tax Considerations

The Committee considers the impact of the applicable tax laws with respect to executive compensation. In certain circumstances, applicable tax laws impose potential penalties on compensation or result in a loss of deduction to the Company for such compensation.

Participation in and compensation paid under our plans, contracts and compensation arrangements may result in the deferral of compensation that is subject to the requirements of Section 409A of the Internal Revenue Code. While we intend for our plans, contracts and compensation arrangements to be structured and administered in a manner that complies with the requirements of Section 409A, to the extent that our plans, contracts and compensation arrangements fail to meet certain requirements under Section 409A, compensation earned thereunder may be subject to immediate taxation and tax penalties.

With certain exceptions, Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to certain covered employees. Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation.” The Committee reserves the right to provide both market and performance-based compensation to covered employees. Certain awards, such as stock options and performance share awards, are intended to qualify for deduction under Section 162(m). Other types of awards, such as restricted shares, however, may not qualify for the performance-based exception, and therefore may not be deductible under Section 162(m). While the Committee considers the tax impact of any compensation arrangement, it reserves the right to approve non-deductible compensation that is consistent with the overall Pay Philosophy of the Company.

If a change in control of the Company results in the payment of severance or the accelerated vesting of equity-based awards, a disqualified individual could, in some cases, be considered to have received “parachute payments” within the meaning of Sections 280G and 4999 of the Internal Revenue Code. A disqualified individual can be subject to a 20% excise tax on excess parachute payments and the Company can be denied a tax deduction. Our executive change in control severance policy discussed above provides that if it is determined any payment or benefit thereunder would constitute an excess parachute payment, the Company will pay a gross-up payment, subject to certain limitations, such that the net amount retained by the disqualified person after the application of any excise taxes will be equal to such payments or distributions. Gross-up payments will not be deducted by the Company. Although gross-up benefits were eliminated in 2010 on a going forward basis for new executives, such payments may be made to persons covered by the policy prior to 2010.

  D. Overview of the Decision Making Process

The Committee reviews the compensation practices among peer companies to ensure the appropriateness of the Company’s compensation program design and compensation levels. Pay Governance LLC, an independent consulting firm focused on delivering advisory services to compensation committees, was engaged to report directly to the Committee as its independent compensation consultant to advise on compensation matters. The consultant (or its successor firm Towers Watson) has participated in Committee meetings since 2006 and was engaged to advise on compensation trends and best practices, plan design and the reasonableness of individual compensation awards, as well as proxy statement preparation and disclosure.

Pay Governance employed a benchmarking process as an assessment tool that compares elements of the Company’s compensation programs with those of other companies that have similar characteristics. The purpose of the benchmarking process is to:

•	Understand the competitiveness of current pay levels relative to peer companies with similar revenues and business characteristics;

•	Understand the alignment between executive compensation levels and Company performance; and

•	Serve as a basis for developing salary adjustments and incentive awards for the Committee’s approval.

When advising the Committee on base salary and incentive compensation, Pay Governance used market compensation data from reputable compensation surveys such as Towers Watson and Mercer, representing general industry companies, and a more specific analysis of proxy disclosures from publicly-owned peer companies. The peer group was developed based on a set of characteristics that include:

•	Annual revenues that range from approximately $250 million to $1.5 billion;

•	Relevant Global Industry Classification System (GICS) codes; and

•	Asset-intensive companies similar to RTI.

The following 2010 compensation peer group was established in October 2009:

AMCOL International Corp.	Ducommun Inc.	Ladish Co. Inc.	Olympic Steel Inc.
Brush Engineered Materials Inc.	Eagle Materials Inc.	LMI Aerospace Inc.	Texas Industries Inc.
Carpenter Technology Corp.	Esterline Technologies Corp.	Myers Industries Inc.	Titanium Metals Corp.
Castle (AM) & Co.	Haynes International Inc.	NN Inc.	Triumph Group Inc.
Dril-Quip Inc.	Kaydon Corp.	Northwest Pipe Company

Peer group pay practices for each pay element were analyzed for base salary, target annual cash incentive opportunities and long-term incentives. The peer group data was supplemented by broader general industry data from the compensation surveys to facilitate the evaluation of compensation levels and design. When survey data was used, the base salary data was sized accordingly based on the revenue responsibilities of the executive using regression equations provided by the survey.

Using this peer group benchmarking approach, Pay Governance presented ranges of base salary, target annual cash incentive payments as a percentage of salaries, and target long-term incentives as a percentage of salaries for each of our named executive officers.

In January 2010, with input from the individual executives as well as the Chairman of the Board of Directors, our CEO established specific performance-based objectives for each member of the executive team to be used as the basis for determining annual cash incentive compensation and long-term incentive awards to be made in January 2011. The objectives were based upon various factors, including the immediate past performance of the Company and its reporting segments, the annual business plan, the projected market conditions in the industry, and the short and long-term strategic plans of the Company as established by the Board. At the same time, and using the same approach, the Committee and the Chairman of the Board established specific performance-based objectives for Ms. Hickton. Each performance-based objective was reviewed by the Committee and approved by the Board. Executive performance against the objectives was evaluated and monitored throughout the year. The specific performance-based objectives are discussed below under “Analysis of Compensation Awards for Our Named Executive Officers.”

Between October 2010 and January 2011, our CEO reviewed the performance of the other named executive officers and a compensation benchmarking study prepared by Pay Governance for the purpose of setting base salary for 2011 and annual cash incentive compensation for 2010 performance. Ms. Hickton also reviewed and discussed with the Committee and the Chairman of the Board various performance metrics impacting achievement of incentive targets, including: the Company’s operating income; return on invested capital; and free cash flow (each determined in accordance with the Company’s accounting policy) as compared to the Company’s annual business plan, and individual performance for each of the named executive officers as compared against their personal and team objectives set the prior year, which are discussed below. She also utilized the guidelines of the revised annual incentive program implemented by the Committee in early 2010 to introduce a more formulaic calculation of suggested cash incentive compensation payments based upon actual results compared against the pre-established financial goals and team and personal objectives. Members of the Committee made recommendations to Ms. Hickton for her to consider in preparing final recommendations to the Committee. Based on input from the Chair of the Committee and the Chairman of the Board, basic information regarding trends in executive salaries in the manufacturing industry, market data on comparator companies and Company and individual performance, our CEO made recommendations as to the compensation of the other named executive officers. The Committee is also provided tally sheets summarizing each executive’s current compensation and aggregate stock holdings and benefits in advance of each regular meeting. The overall purpose of the tally sheets is to bring together, in one place, all the elements of compensation, including compensation obligations upon various termination scenarios, so the Committee may analyze both the individual elements of compensation (including the compensation mix) as well as total compensation.

At its January 2011 meeting, the Committee reviewed and considered the recommendations of our CEO and information presented by Pay Governance with respect to the other executive officers and then, with the assistance of the Chairman of the Board, reviewed the performance of the CEO in the same manner that the CEO evaluated the other executive officers. The Committee then made the final determination as to base salaries for 2011 and any incentive compensation payments for 2010 performance based upon each individual’s status and performance, in each case consistent with the Pay Philosophy set forth above. Awards of 2011 long-term, equity-based compensation were also granted at this meeting.

  E. Analysis of Compensation Awards for Our Named Executive Officers

Base Salary.  Base salaries for our named executive officers for 2008, 2009 and 2010 are set forth in the Summary Compensation Table located on page 32 of this proxy statement. During this business downturn, and despite benchmark data supporting increases, base salaries for our named executive officers were held flat in 2009 (except for a one-time adjustment to compensate for the elimination of certain perquisites). In January 2010, based on the base salary ranges Pay Governance identified in the comparative market data reviewed and the prevalence of merit increases across industries following the 2008 economic downturn, the Committee determined to increase base salaries for each of our named executive officers as set forth below, effective February 28, 2010. In making this determination, the Committee considered each executive officer’s experience in the position, the amount of the increase of the salary level over the current compensation, relative internal positioning, and individual performance and contribution to the Company.

		New Base Salary
	Annualized 2009	Effective February	Percentage
Named Executive Officer	Base Salary	2010	Increase

Dawne S. Hickton	$537,000	$585,000	8.9%
James L. McCarley(1)	—	$390,000	—
Stephen R. Giangiordano	$316,272	$340,000	7.5%
William F. Strome	$306,659	$330,000	7.6%
William T. Hull	$287,000	$305,000	6.3%

(1)	Mr. McCarley was hired May 17, 2010

Annual Incentive Compensation.  Annual incentive compensation target amounts are established as a percentage of each named executive officer’s base salary. For 2010, the target cash incentive compensation amounts were as follows:

Target Cash Incentive Compensation
Named Executive Officer	(as percentage of base salary)

Dawne S. Hickton	75%
James L. McCarley	60%
Stephen R. Giangiordano	50%
William F. Strome	50%
William T. Hull	50%

The Company maintains an annual cash incentive program that is performance based. The determination as to whether annual cash incentive compensation is to be paid and if so, at what level, has not been strictly formulaic in nature, but has instead been determined by the Committee after reviewing whether various pre-determined metrics relating to the Company’s financial objectives, management team objectives and individual personal objectives have been achieved.

In order to enhance the pay-for-performance alignment of the program, as well as the clarity and communicability to management of opportunities and expectations under the program, the Committee introduced a more formulaic approach for 2010, while still retaining ultimate Committee discretion. For 2010, the Committee adopted pre-established targets for three financial metrics: operating income; free cash flow; and return on invested capital (“ROIC”). In addition, pre-established team and individual personal objectives in support of our overall corporate strategy were established as in past years. The following table illustrates the weightings for the performance metrics under the 2010 annual incentive program.

Weighting Metric	CEO	Other NEOs

Operating income	25%	20%
Free cash flow	25%	20%
Return on invested capital	25%	20%
Team and Individual Personal Objectives	25%	40%

A formal performance range around each performance goal was established to guide payout recommendations for varying levels of actual performance. The Committee determined that, given the cyclicality of the industry, which has a direct impact on Company results, wide performance ranges would be appropriate. For each financial metric, performance between 50% of target and 150% of target would result in suggested payouts to range between 50% of target and 200% of target, in line with typical market design. In evaluating each team and individual personal objective, credit would be determined as follows: 50% for threshold performance, 75% for above threshold performance, 100% for achieving the objective, 150% for partially exceeding the objective, and 200% for maximum performance.

Targets for the three financial metrics were selected that aligned with the Company’s 2010 annual operating plan, which reflected a primary focus on enabling the Company to weather the down-cycle and to better position itself for growth when the business cycle recovers. Based on the Committee’s evaluation of actual performance in 2010, all of the financial objectives were achieved at the maximum level as summarized in the following table.

Financial Metric	Target		Actual Performance	Performance Against Target

Operating Income	$(11.2 million	)	$14.1 million	>150% (maximum)
Free Cash Flow(1)	$(57.2 million	)	$46.6 million	>150% (maximum)
Return on Invested Capital	0.3%		3.1%	>150% (maximum)

(1)	Calculated as cash provided by operating activities less capital expenditures per the Statement of Cash Flows. For 2010 Actual Performance, cash provided by operating activities was $75.2 million and capital expenditures was $28.6 million.

All of the shared short-term team objectives, which are designed to touch upon various aspects of the Company’s operations and business that the Board has determined are key areas for the Company’s continued growth and development, were achieved with the exception of the safety goal. Further, all individual personal objectives were achieved at least at a threshold level. The following tables summarize the named executive officer’s performance against the shared team and individual personal objectives.

Shared Team Objective	Performance

Safety Goal — Achieving a reportable Occupational Safety and Health Administration (OSHA) reportable injury rate of 4.0 or less per 200,000 hours worked	Not Achieved
Meeting 2010 operational milestones as stated in the Company’s five-year strategic plan	Achieved
Meeting 2010 project milestones relating to the Company’s titanium forging and rolling facility in Martinsville, Virginia	Achieved
Maintain a cash balance of at least $75 million	Achieved
Across the Company, enhance the opportunities with the integrated customer value stream with goal to increase revenues by 10%	Achieved

Individual Personal Objectives

Dawne S. Hickton — Vice Chair, President and CEO

Performance

Continue development of industry commercial relationships, meeting commercial milestones for value-added opportunities	Achieved
Increase the integrated value role of the Company within Boeing commercial programs	Achieved
Analyze and implement strategic solution to optimize effectiveness of the Fabrication Group across product and value chain lines	Above Threshold
Enhance the operational leadership across the Company	Achieved

Stephen R. Giangiordano — Executive Vice President — Technology and Innovation

Performance

Identify and implement behavior-based safety initiatives that positively impact behavior-based safety culture development	Threshold Performance
Complete the DMIAC (define, measure, investigate, analyze, control) process and improve the first pass acceptance in certain challenging manufacturing processes	Achieved
Develop business plan for welded structures development	Achieved
Sustain and improve the Company’s production system	Threshold Performance

William F. Strome — Senior Vice President — Finance and Administration

Performance

Oversee the successful implementation of the Company’s information technology priorities	Achieved
Develop and implement employee incentive compensation system that is designed to enhance the potential for the creation of shareholder value	Achieved
Evaluate and commence implementation of improved financial forecasting system	Above Threshold
Develop and evaluate strategic growth options for in the energy market	Above Threshold

William T. Hull — Senior Vice President and Chief Financial Officer

Performance

Implement new general ledger and chart of accounts	Achieved
Develop profit center accounting model at certain business units	Above Threshold
Develop cost knowledge base across the organization in terms of consistent standard setting and variance reporting	Above Threshold
Evaluate and commence implementation of improved financial forecasting system	Above Threshold

James L. McCarley — Executive Vice President — Operations

Performance

Create a systematic operational review format to be utilized in evaluating an individual business unit	Achieved
Implement an inventory reduction plan across the Company	Threshold Performance
Select and integrate key personnel into the Company	Achieved
Analyze and implement strategic solution to optimize effectiveness of the Fabrication Group across product and value chain lines	Above Threshold

A summary of the targeted, model, and actual cash incentives is summarized below:

	Target Cash		Actual Cash
	Incentive	Model Cash Incentive	Incentive
Named Executive Officer	Compensation	Compensation (1)	Compensation Awarded

Dawne S. Hickton	$438,750	$754,102	$650,000	(2)
Stephen R. Giangiordano	$170,000	$256,889	$212,000
William F. Strome	$165,000	$253,000	$230,000
William T. Hull	$152,500	$232,139	$210,000
James L. McCarley (3)	$136,500	$207,783	$160,000

(1)	Model Cash Incentive Compensation represents the suggested incentive payout resulting from the application of the weightings and performance formula proscribed by the 2010 annual incentive program as discussed below.

(2)	Includes $100,000 awarded in recognition of a reduction in long-term incentive awards discussed below.

(3)	Incentive compensation amounts presented for Mr. McCarley are pro rated as he was hired in May 2010.

Based upon these performance results, and applying the weightings and methodology adopted as part of the 2010 annual incentive program as discussed above, the suggested annual incentive payouts would have been between 150% and 175% of target payout, primarily due to achieving significantly better financial performance against the pre-established 2010 targets. In evaluating these resulting suggested payouts, the Committee recognized that such targets were based on the Company’s 2010 annual operating plan, which reflected a primary focus on enabling the Company to weather the down-cycle and to better position itself for growth when the business cycle recovers. The Committee also considered the extent to which unanticipated or non-recurring items affected performance for the year as well as the dilutive effect on stockholders of the Company’s otherwise successful and strategically important convertible note offering in late 2010. In addition, the Committee evaluated the Company’s total shareholder return and modest growth in stock price through the year. While total return over the prior two years was 96% (55th percentile relative to peer group), the one year return was 6% (9th percentile relative to peer group). As described above in the “Executive Summary,” after considering the Company’s overall financial performance, the performance of the executive management team as a whole, each executive’s performance against their personal objectives, the performance of the Company’s stock and general economic conditions and industry outlook, the Committee exercised its discretion under the 2010 annual incentive program and awarded cash incentive compensation, at substantially lower levels than contemplated by the program’s formula as summarized in the table above.

In determining Ms. Hickton’s annual incentive payout, the Committee also considered her total compensation. As noted above, long-term equity-based incentive awards were made in early 2010 at target levels, which, in the case of Ms. Hickton is 200% of base salary based on comparator peer group data. Data compiled by Pay Governance indicates a trend in the market to reduce target long-term incentive compensation values to approximately 150% of base salary. As discussed more fully below, Ms. Hickton’s target long-term incentive award grants were reduced to 150% of base salary for 2011. This reduction was also taken into account by the Committee in determining Ms. Hickton annual incentive payout for 2010.

Long-term incentive awards.  Long-term equity-based incentives award grants were made in January 2010. Consistent with the Company’s Pay Philosophy and comparator per group data compiled by Pay Governance, the Committee determined to make the 2010 long-term awards at target levels set forth below.

Award Value as
Percentage of
Base Salary
Awarded

Dawne S. Hickton	200%
Stephen R. Giangiordano	100%
William F. Strome	80%
William T. Hull	80%
James L. McCarley(1)	—

(1)	Mr. McCarley was hired in May 2010.

In each case, awards consisted of time-based restricted stock, stock options, and performance shares. These awards were made at the targeted amounts established at the beginning of the year. For additional information regarding the specific awards received and the amounts of such awards, see the “Grants of Plan-Based Awards” Table on page 33 of this proxy statement. The Committee believes that awards of the long-term incentives at these levels are appropriate for several reasons. The overall compensation program is based on peer group data and is designed to keep compensation in-line with the Company’s peers and, more importantly, to put 60% or more of long-term incentive awards at risk if future performance is not achieved. The Committee believes that both stock options and performance share awards accomplish this goal as stock options only have value if the Company’s stock price appreciates and performance share awards are only paid out if total shareholder return is competitive against the pre-defined peer group.

  F. Changes in Compensation for 2011

During the Committee’s meeting in January 2011, salary recommendations for the named executive officers were reviewed, discussed and determined for 2011 as follows:

		New Base Salary
	Annualized 2010	Effective February	Percentage
	Base Salary	2011	Increase

Dawne S. Hickton	$585,000	$600,000	2.6%
Stephen R. Giangiordano	$340,000	$350,000	2.9%
William F. Strome	$330,000	$340,000	3.0%
William T. Hull	$305,000	$315,000	3.3%
James L. McCarley	$390,000	$400,000	2.6%

These salaries represent modest increases from current base salary that range from 2.6% to 3.3%. Based on the comparative market data reviewed, the Committee believes these salaries to be appropriate for 2011 and consistent with the Company’s Pay Philosophy.

Taking into account the results of the 2010 annual incentive program, the Committee determined that further refinements and modifications for 2011 would be appropriate. The financial metrics being used were revisited and modified, targets for certain financial metrics were established at levels that represent significant improvement over 2010 results, and the Committee’s retention of discretion in ultimately determining payout amounts was clarified. In addition, while a maximum payout of 200% of target is still possible under the annual incentive program, the Committee has imposed a 150% cap on payouts unless it determines that management’s performance was extraordinary and significant shareholder value was created.

Summary Compensation Table

							Change in
							Pension
							Value
							and
						Non-Equity	Nonqualified
				Stock		Incentive	Deferred	All Other
Name and				Awards	Option	Plan	Compensation	Compensation
Principal Position (1)	Year	Salary ($)	Bonus ($)(2)	($)(3)(4)	Awards ($)(3)	Compensation ($)	Earnings ($)(5)	($)(6)	Total ($)

Dawne S. Hickton	2010	$579,462	$650,000	$832,579	$233,100	N/A	$425,067	$15,997	$2,736,205
Vice Chair,	2009	537,000	—	832,163	254,800	N/A	204,422	14,821	1,843,206
President and Chief	2008	518,667	294,000	1,053,554	164,340	N/A	111,140	29,124	2,170,825
Executive Officer
Stephen R. Giangiordano	2010	337,262	212,000	229,591	85,859	N/A	617,342	—	1,482,054
Executive Vice President of	2009	316,272	—	223,099	91,027	N/A	279,356	—	909,754
Technology and Innovation	2008	298,546	105,000	294,442	60,258	N/A	120,604	19,899	898,749
William F. Strome	2010	327,307	230,000	178,130	66,563	N/A	16,847	6,125	824,972
Senior Vice President of	2009	304,492	—	154,766	63,063	N/A	2,102	8,250	532,673
Finance and Administration	2008	263,447	104,000	115,308	—	N/A	1,601	29,644	514,000
William T. Hull	2010	302,923	210,000	167,275	62,290	N/A	80,164	—	822,652
Senior Vice President	2009	287,000	—	163,747	66,758	N/A	43,295	—	560,800
and Chief Financial	2008	274,917	103,000	238,116	47,476	N/A	25,736	15,135	704,380
Officer
James L. McCarley	2010	232,500	160,000	—	133,100	N/A	1,449	4,545	531,594
Executive Vice President of	2009	—	—	—	—	N/A	—	—	—
Operations	2008	—	—	—	—	N/A	—	—	—

(1)	Ms. Hickton and Mr. Strome were promoted to their current positions effective October 20, 2009. Mr. McCarley was hired May 17, 2010.

(2)	Represents the cash incentive compensation earned by the named executive officers for their performance during the years presented in accordance with the Company’s annual cash incentive program.

(3)	Represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (“FASB”) authoritative guidance, of restricted stock, performance shares, and option awards issued by the Company during the years presented. The grant date fair value of restricted stock awards is based on the average of the high and low market prices on the date of grant. The grant date fair value of stock option awards is based on the Black-Scholes option pricing model. The actual value, if any, that a named executive officer may realize upon exercise of stock options will depend on the excess of the stock option price over the exercise price on the date of exercise. As such, there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model. The grant date fair value of the performance share awards granted was calculated using a Monte Carlo model which incorporates the market-based performance conditions within the grant. The assumptions used in determining the grant date fair values of the 2010 awards are set forth in Note 14 to the Company’s Consolidated Financial Statements, which is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

(4)	The grant date fair value of the performance share awards included in this column was calculated based on the probable outcome of the performance condition, as determined at the grant date. The grant date fair value of the performance share awards, if they were calculated at the maximum payout for each of the named executive officers, would have been: Ms. Hickton: 833,210; Mr. Giangiordano: 245,152; Mr. Strome: 190,072; and Mr. Hull: 178,434. Mr. McCarley was not granted a Performance Share award in 2010 as he did not join the Company until May 17, 2010.

(5)	Reflects the increase during the year presented in actuarial present values of each named executive officer’s accumulated benefits under the Pension Plan for Eligible Salaried Employees and the Supplemental Pension and Excess benefit plans.

(6)	Represents the aggregate incremental cost to the Company with respect to the perquisites and other personal benefits provided to the named executive officer in each year presented. See All Other Compensation Table on page 33 for further information on perquisites and other personal benefits provided to the Company’s named executive officers.

All Other Compensation Table

The following table describes each component of the All Other Compensation column in the Summary Compensation Table:

							Change in
					Company	Severance	Control
			Tax	Insurance	Contributions	Payments/	Payments/
Name	Year	Perquisites (1)	Reimbursements	Premiums	to DC Plans(2)	Accruals	Accruals	Total

Dawne S. Hickton	2010	$15,997	N/A	N/A	$—	N/A	N/A	$15,997
	2009	14,821	N/A	N/A	—	N/A	N/A	14,821
	2008	29,124	N/A	N/A	—	N/A	N/A	29,124
Stephen R. Giangiordano	2010	—	N/A	N/A	—	N/A	N/A	—
	2009	—	N/A	N/A	—	N/A	N/A	—
	2008	19,899	N/A	N/A	—	N/A	N/A	19,899
William F. Strome	2010	—	N/A	N/A	6,125	N/A	N/A	6,125
	2009	—	N/A	N/A	8,250	N/A	N/A	8,250
	2008	21,894	N/A	N/A	7,750	N/A	N/A	29,644
William T. Hull	2010	—	N/A	N/A	—	N/A	N/A	—
	2009	—	N/A	N/A	—	N/A	N/A	—
	2008	15,135	N/A	N/A	—	N/A	N/A	15,135
James L. McCarley	2010	—	N/A	N/A	4,545	N/A	N/A	4,545
	2009	—	N/A	N/A	—	N/A	N/A	—
	2008	—	N/A	N/A	—	N/A	N/A	—

(1)	Represents the aggregate incremental costs to the Company in 2010 for all perquisites and personal benefits for the listed individuals if in the aggregate, in excess of $10,000. Perquisites and personal benefits for 2010 consisted of (i) annual tax preparation and advisory services for each named executive officer, and (ii) annual executive physical examination and diagnostic services at a designated medical facility. In addition, Ms. Hickton maintains business-related club memberships which are used by the Company as a whole. Unless a dollar amount is included in this footnote, none of these benefits exceeded the greater of $25,000 or 10% of the total amount of these benefits for the listed individuals, and as such are not separately quantified.

(2)	Represents the Company’s 401(k) matching contribution for the named executive officer. Messrs. Strome and McCarley are the only named executive officers in the Company’s defined contribution 401(k) plan who received matching contributions.

Grants of Plan-Based Awards Table

										All Other	All Other
										Stock	Option	Exercise
										Awards:	Awards:	or Base	Grant Date
						Non-	Estimated Future Payouts			Number	Number of	Price of	Fair Value
						Equity	Under Equity Incentive			of Shares	Securities	Option	of Stock
	Grant	Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Rights	Plan Awards (#)(1)			of Stock	Underlying	Awards	and Option
Name	Date	Date	Threshold	Target	Maximum	(#)	Threshold	Target	Maximum	or Units (#)(2)	Options (#)(3)	($/sh)(4)	Awards (5)

Dawne S. Hickton	1/29/2010	1/29/2010	—	—	—	—	5,370	10,740	21,480	—	—	$—	$416,605
	1/29/2010	1/29/2010	—	—	—	—	—	—	—	—	18,000	25.18	233,100
	1/29/2010	1/29/2010	—	—	—	—	—	—	—	16,520	—	—	415,974
Stephen R Giangiordano	1/29/2010	1/29/2010	—	—	—	—	1,580	3,160	6,320	—	—	—	122,576
	1/29/2010	1/29/2010	—	—	—	—	—	—	—	—	6,630	25.18	85,859
	1/29/2010	1/29/2010	—	—	—	—	—	—	—	4,250	—	—	107,015
William F. Strome	1/29/2010	1/29/2010	—	—	—	—	1,225	2,450	4,900	—	—	—	95,036
	1/29/2010	1/29/2010	—	—	—	—	—	—	—	—	5,140	25.18	66,563
	1/29/2010	1/29/2010	—	—	—	—	—	—	—	3,300	—	—	83,094
William T. Hull	1/29/2010	1/29/2010	—	—	—	—	1,150	2,300	4,600	—	—	—	89,217
	1/29/2010	1/29/2010	—	—	—	—	—	—	—	—	4,810	25.18	62,290
	1/29/2010	1/29/2010	—	—	—	—	—	—	—	3,100	—	—	78,058
James L. McCarley	5/17/2010	5/17/2010	—	—	—	—	—	—	—	—	10,000	25.87	133,100

(1)	Represents the number of performance share awards granted in 2010 to the named executive officers. Performance shares awards earn shares of the Company’s Common Stock in amounts ranging from 0% to 200% of the target number of shares based upon the total shareholder return of the Company compared to a designated peer group over a pre-determined performance period.

(2)	Represents the number of shares of restricted stock granted in 2010 to the named executive officers. These awards vest ratably in five equal annual installments beginning one year after the grant date.

(3)	Represents the number of shares underlying stock option awards granted in 2010 to the named executive officers. These awards vest ratably in three equal annual installments beginning one year after the grant date.

(4)	Represents the exercise price for the stock options granted, which is determined based on the average of the high and low market prices of the stock on the date of grant.

(5)	Represents the grant date fair value of the award determined in accordance with the FASB’s authoritative guidance. The grant date fair value for restricted stock awards is based on the average of the high and low market prices on the date of grant. The grant date fair value for stock option awards is based on the Black-Scholes option pricing model. The actual value, if any, that a named executive officer may realize upon exercise of stock options will depend on the excess of the stock price over the base value on the date of exercise. As such, there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model. The grant date fair value of the performance share awards granted was calculated using a Monte Carlo Model which incorporates the market-based performance conditions within the grant. The assumptions used in determining the grant date fair value of these awards are set forth in Note 14 to the Company’s Consolidated Financial Statements, which are included in its Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

The tables above summarize the total compensation paid to or earned by each of our named executive officers for the fiscal year ended on December 31, 2010. The narrative below describes current employment agreements and material employment terms with each of our named executive officers, as applicable, and provides additional description with respect to the compensation components set forth in the above tables.

Employment Agreements

The Company entered into amended and restated letter agreements with each named executive officer on December 31, 2008, with the exception of Mr. McCarley who joined the Company in 2010 and whose letter agreement is dated May 17, 2010. These letter agreements, as amended and restated, supersede any previous agreements in place between the executives and the Company with respect to their employment.

Except as described below, each of the five letter agreements are identical. In each case the named executive will be employed by the Company for an initial three-year term. Each executive’s employment will be automatically extended for additional one year periods thereafter until the executive attains age 65 unless either the Company or the executive gives prior notice that the agreement will not be renewed. The Company may terminate an agreement at any time for any reason, including “cause” as defined in the agreement (see page 44 for definition). If an executive’s employment is terminated for “cause” he or she will be entitled to no further compensation except for any base salary accrued and unpaid on the date of termination. If the Company terminates the executive’s employment other than for cause and not in connection with a “change in control” of the Company as defined, the provisions of the Company’s Executive Non-Change in Control Severance Policy, as described on page 46 of this proxy statement, will be effective. If the Company terminates the executive’s employment other than for cause and in connection with a “change in control” of the Company as defined, the provisions of the Company’s Executive Change in Control Severance Policy, as described on page 45 of this proxy statement, will be effective. Due to the Company’s proactive revision to the Executive Change in Control Severance Policy, described on page 24 above, Mr. McCarley will not be entitled to receive any “gross-up” payments under the Executive Change in Control Severance Policy for any excise tax imposed by Section 4999 of the Internal Revenue Code.

Each executive who is party to a letter agreement has agreed not to do any of the following during the period equal to the longer of 12 months (24 months in the case of Ms. Hickton) after termination of employment or the period during which the executive is receiving any severance benefits: compete with the Company or be involved with any business that has as its principal business the production of titanium; solicit the business of any Company customer, supplier or licensee; or induce or attempt to influence any employee of the Company or its affiliates to terminate his or her employment with the Company or its affiliate.

Under the terms of the letter agreements, each executive officer will be paid the annual salary set forth therein, subject to increases from time to time at the discretion of the Board. In addition to base salaries, each executive is eligible to receive annual cash incentive compensation as the Board may determine under the Company’s Pay Philosophy and Guiding Principles Governing Officer Compensation, which is discussed under “Compensation Discussion and Analysis” on page 20, and will be eligible to participate in the Company’s stock incentive plan. Each executive is also entitled to paid vacation and other benefits in accordance with the Company’s existing policies, and existing and future applicable employee benefit programs including RTI’s Supplemental Pension and Excess Benefit plans, as may be amended from time to time. For further information regarding RTI’s Supplemental Pension and Excess Benefit plans, see page 39 of the proxy statement.

Awards under the 2004 Stock Plan

The Company’s 2004 Stock Plan permits the granting of awards, which may be made in a combination of stock (which, under the Plan, may be awards of restricted shares, performance shares, phantom stock or non-restricted shares) and stock options. The Company utilizes a mix of incentive stock options, restricted share awards, and performance share awards, with each vesting over time.

Incentive stock options were granted to the Company’s named executive officers in 2010 as set forth in the Grant of Plan Based Awards Table above. The option exercise price for each share covered by an option was the fair market value on the date of grant. The term of the option may not exceed ten years from the date of the grant, and vest ratably over a three-year period on each anniversary of the date of grant. See “Potential Payments Upon Termination or Change-in-Control” beginning on page 40 of this proxy statement for a description of the effects of employment termination or a change in control on stock option awards.

Restricted share awards are also granted by the Company. Shares of restricted stock were granted to the Company’s named executive officers in 2010 as set forth in the Grant of Plan Based Awards Table above, and to the Company’s non-employee directors as set forth in the Director Compensation table on page 47 of this proxy statement. Restricted shares vest ratably over a five year period from the date of grant. See “Potential Payments Upon Termination or Change-in-Control” beginning on page 40 of this proxy statement for a description of the effects of employment termination or a change in control on restricted share awards.

Performance award grants were made on January 29, 2010 to all named executive officers, except Mr. McCarley, who joined the Company in May of 2010. Vesting is performance-based and occurs, if at all, following the end of the three-year performance period (the “performance period”) on the date the Committee determines the Company’s actual performance for the performance period. See “Potential Payments Upon Termination or Change in Control” beginning on page 40 of this proxy statement, for a discussion of effect of termination or a change in control on performance share awards. Performance award payouts are based on the Company’s total shareholder return (TSR) compared to the TSR for each company in a peer group of companies. For purposes of the Performance Share Awards, TSR is defined as the share price appreciation of the Company’s common stock plus dividends accrued, as measured during the performance period. The starting and ending points for calculating TSR are the average closing stock price of the Company’s common stock for the five trading days prior to the start or end date, as applicable.

Award payouts are determined based on the rank of our TSR compared to the TSRs of the companies in our designated peer group. The following table sets forth the correlation of performance shares earned as a percentage of target award, based on our TSR results compared to our peer group:

Performance Shares earned as a
If Company TSR is:	percentage of Target Award will be:

less than the 30th percentile of the peer group TSR	0%
greater than or equal to the 30th percentile and less than the 50th percentile of the peer group TSR	50.00% to 99.99% (1)
equal to the 50th percentile of the peer group TSR	100.00% (Target Award)
greater than 50th percentile, less than the 75th percentile of peer group TSR	100.00% to 199.99% (2)
greater than or equal to the 75th percentile of the Peer Group TSR	200.00% (Maximum Award)

(1)	The Performance Shares earned as a percentage of the Target Award will be computed by adding 50% to a percentage determined as follows: (A)(i) the TSR as a percentile of the Peer Group TSR less 30% divided by (ii) 20%; multiplied by (B) 50%.

(2)	The Performance Shares earned as a percentage of the Target Award will be computed by adding 100% to a percentage determined as follows: (A)(i) the TSR as a percentile of the Peer Group Index less 50% divided by (ii) 25%; multiplied by (B) 100%.

Interpolation is used to determine actual awards for performance between the threshold and target and target and maximum award levels.

The Compensation Committee establishes the peer group utilized for comparative purposes under the Performance Awards at the grant date, and has the ability to adjust the members of the peer group in response to a change in circumstances that results in a member of the peer group no longer satisfying the criteria for which it was originally selected, for example, where a member of the peer group is acquired by another company, sells a portion of its business, is delisted, or files for bankruptcy.

Cash Incentive Compensation Awards

Consistent with the Company’s Pay Philosophy, annual cash incentive compensation for target performance against short-term objectives and/or other strategic milestones or operational goals are established near the median of that for similar positions at appropriate comparator companies. The Compensation Committee has discretion to pay or not pay cash incentive compensation to a particular officer, based on his or her individual performance, regardless of the level of corporate performance. See page 20 of this proxy statement under “Compensation Discussion and Analysis” for additional information regarding the Company’s payment of cash incentive compensation awards.

Perquisites and Other Compensation

Certain perquisites are provided to our named executive officers that the Company believes are competitive with other similar companies and consistent with the Company’s compensation philosophy, as discussed under “Compensation Discussion and Analysis”. Effective November 1, 2008, the principal perquisite programs that may be utilized by the named executive officers include tax preparation and annual executive medical exams. With the exception of Ms. Hickton, each of the named executive officers had their base salary adjusted to include an automobile allowance and a business-related club membership allowance. Ms. Hickton’s base salary was adjusted to include an automobile allowance, and she maintained her business-related club memberships, which are used by the Company as a whole.

The Company currently also has in place a 401(k) defined contribution plan in which the Company contributes 50% of the first 8% of an executive’s base salary and cash incentive compensation contributed by the executive, subject to applicable Internal Revenue Code limits, for those named executive officers not eligible to participate in the defined benefit pension plan, which was closed to new participants in 2006 and is discussed below. Messrs. Strome and McCarley are the only named executive officers for whom the Company is making matching contributions. Other named executive officers may participate in the 401(k) plan up to applicable Internal Revenue Code limits but the Company does not match their contributions.

Post-Employment Compensatory Arrangements

The Company currently has in place a Pension Plan for Eligible Salaried Employees, a Supplemental Pension Program and an Excess Pension Plan that may be utilized by some or all of the named executive officers. The Company’s pension plan is a qualified defined benefit plan that covers each of the Company’s current named executive officers except for Messrs. Strome and McCarley, due to the fact that the Pension Plan was closed to new participants in 2006 and Messrs. Strome and McCarley joined the Company after that time. The benefits are based on a formula which includes a percentage of the participant’s average monthly base salary multiplied by the number of continuous years of service. The named executive officers also participate in the supplemental pension program, a non-qualified defined benefit plan, which entitles the executive to specified annual benefits based upon average annual cash incentive compensation and years of service if they retire after age 60, or prior to age 60 with 30 years of service with RTI’s consent. The Company also maintains the RTI International Metals, Inc. Excess Benefits Plan for certain highly-compensated employees, which is an unfunded “excess benefit plan”, and provides additional retirement income in an amount equal to the difference between benefits that would have been received under the Pension Plan but for certain tax limitations imposed by the Internal Revenue Code and amounts actually payable under the Pension Plan. See “Retirement Benefits” on page 38 of the proxy statement for additional detail regarding the Company’s pension plans.

Outstanding Equity Awards at Fiscal Year End Table

The following table provides information on the current holdings of stock option, restricted stock, and performance share awards by the named executive officers. This table includes vested and unvested option awards as well as unvested restricted stock awards. Each equity grant is shown separately for each named executive officer.

		Option Awards					Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Market or
				Equity					Awards:	Payout
				Incentive					Number of	Value of
				Plan Awards:				Market	Unearned	Unearned
				Number of			Number of	Value of	Shares,	Shares,
				Securities			Shares or	Shares or	Units, or	Units, or
				Underlying			Units of	Units of	Other	Other
				Unexercised	Option	Option	Stock That	Stock That	Rights That	Rights That
	Grant Date	Number of Securities Underlying Unexercised Options (#)		Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	of Award	Exercisable	Unexercisable (1)	Options (#)	Price ($)	Date	Vested (#)(2)	Vested ($)(3)	Vested (#)(4)	Vested ($)

Dawne S. Hickton

	1/29/2010	—	18,000	—	$25.18	1/29/2020	16,520	$445,710	5,370	$144,883

	1/30/2009	3,333	26,667	—	13.88	1/30/2019	23,576	636,080	40,980	1,105,640

	1/25/2008	6,000	3,000	—	51.17	1/25/2018	6,720	181,306	—	—

	1/26/2007	5,000	—	—	76.85	1/26/2017	2,912	78,566	—	—

	1/27/2006	7,000	—	—	45.09	1/27/2016	900	24,282	—	—

	1/28/2005	8,000	—	—	21.50	1/28/2015	—	—	—	—

Stephen R. Giangiordano

	1/29/2010	—	6,630	—	25.18	1/29/2020	4,250	114,665	1,580	42,628

	1/30/2009	4,763	9,527	—	13.88	1/30/2019	5,896	159,074	11,700	315,666

	1/25/2008	2,200	1,100	—	51.17	1/25/2018	1,800	48,564	—	—

	1/26/2007	3,500	—	—	76.85	1/26/2017	1,539	41,522	—	—

	1/27/2006	4,000	—	—	45.09	1/27/2016	247	6,664	—	—

	1/28/2005	4,000	—	—	21.50	1/28/2015	—	—	—	—

	1/30/2004	4,000	—	—	14.96	1/30/2014	—	—	—	—

	1/31/2003	8,000	—	—	10.22	1/31/2013	—	—	—	—

Willam F. Strome

	1/29/2010	—	5,140	—	25.18	1/29/2020	3,300	89,034	1,225	33,051

	1/30/2009	3,300	6,600	—	13.88	1/30/2019	4,088	110,294	8,120	219,078

	11/19/2007	10,000	—	—	68.10	11/19/2017	—	—	—	—

William T. Hull

	1/29/2010	—	4,810	—	25.18	1/29/2020	3,100	83,638	1,150	31,027

	1/30/2009	—	6,987	—	13.88	1/30/2019	4,320	116,554	8,600	232,028

	1/25/2008	1,733	867	—	51.17	1/25/2018	1,440	38,851	—	—

	1/26/2007	3,500	—	—	76.85	1/26/2017	1,544	41,657	—	—

	1/27/2006	4,000	—	—	45.09	1/27/2016	440	11,871	—	—

	8/1/2005	10,000	—	—	34.90	8/1/2015	—	—	—	—

James L. McCarley

	5/17/2010	—	10,000	—	25.87	5/17/2020	—	—	—	—

(1)	These stock option awards vest ratably in three equal annual installments beginning one year after the grant date.

(2)	Represents time-based restricted stock awards that vest in five equal annual installments beginning one year after the grant date, except for Mr. Strome’s 2007 award, which vests in three equal annual installments.

(3)	The market value of restricted stock awards is based on the closing market price of RTI stock as of December 31, 2010, which was $26.98.

(4)	Represents the number of shares of common stock payable under performance share awards based on achieving target performance goals for the 1/29/2010 grant and maximum performance goals for the 1/30/2009 grant.

Option Exercises and Stock Vested During 2010

The following table provides information for the named executive officers on (1) stock option exercises during 2010, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of restricted stock awards and the value realized, before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
	Number of	Value Realized	Number of Shares	Value Realized
	Shares Acquired	on	Acquired on	on
Name	on Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)

Dawne S. Hickton	15,335	$237,170	11,915	$300,050
Stephen R. Giangiordano	—	—	3,435	86,608
William F. Strome	—	—	2,022	53,914
William T. Hull	3,493	55,628	3,132	78,999
James L. McCarley	—	—	—	—

(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

Retirement Benefits

Pension Benefits Table

The following table sets forth information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement.

		Number of	Present
		Years of	Value of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefits ($)(1)	Fiscal Year ($)

Dawne S. Hickton	Pension Plan	13	$293,719	$—
	Supplemental Pension Program	13	521,496	—
	Excess Benefits Plan	13	281,009	—
Stephen R. Giangiordano	Pension Plan	27	826,203	—
	Supplemental Pension Program	27	709,528	—
	Excess Benefits Plan	27	197,647	—
William F. Strome	Pension Plan	N/A	N/A	N/A
	Supplemental Pension Program	3	20,550	—
	Excess Benefits Plan	N/A	N/A	N/A
William T. Hull	Pension Plan	5	106,608	—
	Supplemental Pension Program	5	74,989	—
	Excess Benefits Plan	5	14,097	—
James L. McCarley	Pension Plan	N/A	N/A	N/A
	Supplemental Pension Program	—	1,449	—
	Excess Benefits Plan	N/A	N/A	N/A

(1)	The present value has been calculated assuming the earliest time at which the named executive officer may retire without any benefit reduction. The remaining assumptions used are consistent with the assumptions as described in the Company’s Consolidated Financial Statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC. As described in the Consolidated Financial Statements, the discount rate assumption is 5.70%.

The following narrative describes each plan set forth in the above table.

Pension Plan

RTI’s Pension Plan for Eligible Salaried Employees (the “Pension Plan”) is a tax-qualified defined benefit plan which first became effective at Reactive Metals, Inc. (a predecessor of RTI International

Metals, Inc.) in 1964, and was closed to new participants as of January 1, 2006. The Pension Plan recognizes, for pension benefits, services and compensation with RTI, RMI Titanium Company, RMI Company, Reactive Metals, Inc., United States Steel Corporation, USX Corporation, Quantum Chemical Corporation, or subsidiaries of each. The amounts payable under the Pension Plan will be paid monthly after a participant retires. The benefits are based on a formula which provides, under normal retirement, amounts equal to 1.25% of the average monthly earnings multiplied by continuous years of service up to and including 30 years; plus 1.35% of the average monthly earnings multiplied by continuous years of service in excess of 30 years average. Average monthly earnings are determined based upon annual eligible earnings in the five consecutive years in the ten years prior to retirement in which such earnings are highest. Eligible earnings include only base salary. Incentive awards and similar benefits are excluded, although the amount of such benefits is included in the Summary Compensation Table. Benefits payable under the Pension Plan, and amounts reflected in the tables below, are subject to offsets for certain pensions payable under the U.S. Steel and the Quantum pension plans. In order to comply with the limitations of the Internal Revenue Code, when pension payments exceed the amounts permitted to be paid from federal income tax qualified plan, the excess pension benefits will be paid directly by RTI under the Excess Benefits Plan.

Excess Benefits Plan

The Internal Revenue Code imposes limits on the amount of annual eligible compensation under tax-qualified pension plans. For 2010, annual compensation in excess of $245,000 cannot be taken into account in determining qualified plan benefits. The Company maintains the RTI International Metals, Inc. Excess Benefits Plan (the “Excess Benefits Plan”) for certain highly-compensated employees who participate in RTI’s tax-qualified pension plans and would otherwise be limited by such tax limits. The Excess Benefits Plan is an unfunded “excess benefit plan” within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended. It provides additional retirement income in an amount equal to the difference between benefits that would have been received under the Pension Plan but for the limitations imposed by the Internal Revenue Code and amounts actually payable under the Pension Plan. Participants must be designated by the Board of Directors; at this time only Ms. Hickton, Mr. Giangiordano, and Mr. Hull have been so designated.

Supplemental Pension Program

Officers participating in the Company’s annual incentive compensation programs (i.e., annual bonuses) also participate in the RTI Supplemental Pension Program. If they retire or otherwise terminate employment after age 60, or prior to age 60 with a minimum of 30 years service and with RTI consent, they will be entitled to receive the benefits shown in the tables above based on annual cash incentive compensation under the Pay Philosophy and Guiding Principles.

As of December 31, 2010, Ms. Hickton had 13 credited years of service, Mr. Giangiordano had 27 years of service, Mr. Hull had 5 years of credited service, Mr. Strome had 3 years of credited service and Mr. McCarley had no full years of service. Average annual cash incentive compensation as of December 31, 2010, for purposes of the pension benefits under the RTI Supplemental Pension Program for each of the following named executive officers were as follows: Ms. Hickton, $338,800; Mr. Giangiordano, $135,400; Mr. Strome, $111,333; Mr. Hull, $135,600; and Mr. McCarley, $160,000.

Benefits under the RTI Supplemental Pension Program are based on a formula whereby the average annual cash incentive compensation for the highest five years in the preceding ten year period are multiplied by a factor of 1.5% for each year of continuous service. The Supplemental Pension is paid as a lump sum distribution based on the present value of the actuarially determined amounts payable. The Supplemental Program provides for surviving spouse benefits at a reduced rate under certain conditions described in the Supplemental Pension Program.

Potential Payments Upon Termination or Change in Control

The tables below reflect the estimated amount of compensation to be paid, and/or benefits to be provided, to each of the named executive officers in the event of termination of such executive’s employment as of December 31, 2010 under the different scenarios captioned in the tables. Actual amounts are tied to the day of termination and can only be finally determined following such date. The following tables should be read in conjunction with the narrative following the tables, as well as the table and narrative related to retirement benefits on page 38 of this proxy statement.

The following tables include payments under the Company’s 401(k) Savings Plan. The 401(k) Savings Plan payments estimated for Ms. Hickton, Mr. Hull, and Mr. Giangiordano consist solely of employee contributions as these executives have not received any matching contributions by the Company. Messrs. Strome and McCarley, as a result of being ineligible to participate in the Pension Plan, receive a match of 50% of their first 8% contribution to the 401(k) Savings Plan. Finally, as estimates for any potential excise tax imposed by Section 4999 of the Internal Revenue Code are tied to an executive’s recent historical compensation, which can vary for events beyond the control of the Company (such as exercises of stock options or other transactions in Company securities), the estimates for 2010 may not be indicative of actual payments in future periods.

Dawne S. Hickton

							Involuntary Not
							For Cause
							or Employee for
						Involuntary Not	Good Reason
	For Cause	Voluntary				For Cause	Termination
Component	Termination	Termination	Death	Disability (3)	Retirement	Termination	(Change-In-Control)

Severance & Short-Term Compensation
Bonus Earned In Year of Termination	$—	$650,000	$650,000	$650,000	$650,000	$—	$650,000
Cash Severance & Short-Term Incentive	—	—	146,250	146,250	—	1,170,000	2,559,375
Long-Trm Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	381,738
Time-Based Restricted Stock	—	—	—	—	—	—	1,365,943
Performance-Based Restricted Stock	—	—	442,283	—	—	—	842,585
Other Benefits
Savings Plan	208,713	208,713	208,713	208,713	208,713	208,713	208,713
Pension Plan (1)	36,941	36,941	6,361	36,941	36,941	36,941	36,941
Supplemental Pension Program (2)	—	—	—	—	—	—	—
Excess Benefits Plan (2)	—	230,827	97,338	37,188	230,827	230,827	230,827
Change-In-Control Retirement Benefit Enhancement	—	—	—	—	—	—	87,689
Health & Welfare Benefits	—	—	—	—	—	23,947	29,934
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	20,568	25,710
Excise Tax and Related Gross-Up	—	—	—	—	—	—	1,779,964

Total	$245,654	$1,126,481	$1,550,945	$1,079,092	$1,126,481	$1,690,996	$8,199,419

(1)	All benefits shown are annual benefits based on a 50% joint and survivor form of payment. The death benefit is an annual benefit that would be payable immediately to the spouse as a life annuity.

(2)	For payments other than disability, amounts are based upon a lump sum form of payment payable immediately. For disability, the benefit shown is the annual accrued benefit that would not be payable until age 65 based on years of service at termination date.

(3)	Participants retiring on Disability Retirement (with at least 15 years of continuous service) under Section 5.03(e) of the Pension Plan for Eligible Salaried Employees would continue to accrue service until age 65 while receiving benefits under the Company’s long-term disability insurance. The benefit shown is the annual accrued benefit that would be payable as a lump sum at age 65.

(Potential Payments Upon Termination or Change in Control — Continued)

Stephen R. Giangiordano

							Involuntary Not
							For Cause
							or Employee for
						Involuntary Not	Good Reason
	For Cause	Voluntary				For Cause	Termination
Component	Termination	Termination	Death	Disability (3)	Retirement	Termination	(Change-In-Control)

Severance & Short-Term Compensation
Bonus Earned In Year of Termination	$—	$212,000	$212,000	$212,000	$212,000	$—	$212,000
Cash Severance & Short-Term Incentive	—	—	85,000	85,000	—	340,000	1,020,020
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	136,738
Time-Based Restricted Stock	—	—	—	—	—	—	370,489
Performance-Based Restricted Stock	—	—	126,266	—	—	—	243,090
Other Benefits
Savings Plan	400,213	400,213	400,213	400,213	400,213	400,213	400,213
Pension Plan (1)	69,996	69,996	37,272	69,996	69,996	69,996	69,996
Supplemental Pension Program (2)	—	—	457,735	54,675	—	—	—
Excess Benefits Plan (2)	—	98,981	127,507	15,230	98,981	98,981	98,981
Change-In-Control Retirement Benefit Enhancement	—	—	—	—	—	—	43,346
Health & Welfare Benefits	—	—	—	—	—	11,973	23,947
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	2,515	5,030
Excise Tax and Related Gross-Up	—	—	—	—	—	—	—

Total	$470,209	$781,190	$1,445,993	$837,114	$781,190	$923,678	$2,623,850

(1)	All benefits shown are annual benefits based on a 50% joint and survivor form of payment. The death benefit is an annual benefit that would be payable immediately to the spouse as a life annuity.

(2)	For payments other than disability, amounts are based upon a lump sum form of payment payable immediately. For disability, the benefit shown is the annual accrued benefit that would not be payable until age 65 based on years of service at termination date.

(3)	Participants retiring on Disability Retirement (with at least 15 years of continuous service) under Section 5.03(e) of the Pension Plan for Eligible Salaried Employees would continue to accrue service until age 65 while receiving benefits under the Company’s long-term disability insurance. The benefit shown is the annual accrued benefit that would be payable as a lump sum at age 65.

(Potential Payments Upon Termination or Change in Control — Continued)

William F. Strome

							Involuntary Not
							For Cause
							or Employee for
						Involuntary Not	Good Reason
	For Cause	Voluntary				For Cause	Termination
Component	Termination	Termination	Death	Disability (3)	Retirement	Termination	(Change-In-Control)

Severance & Short-Term Compensation
Bonus Earned In Year of Termination	$—	$230,000	$230,000	$230,000	$230,000	$—	$230,000
Cash Severance & Short-Term Incentive	—	—	82,500	82,500	—	330,000	990,000
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	95,712
Time-Based Restricted Stock	—	—	—	—	—	—	199,328
Performance-Based Restricted Stock	—	—	87,631	—	—	—	175,640
Other Benefits
Savings Plan	96,473	96,473	96,473	96,473	96,473	96,473	96,473
Pension Plan (1)	—	—	—	—	—	—	—
Supplemental Pension Program (2)	—	—	—	—	—	—	—
Excess Benefits Plan (2)	—	—	—	—	—	—	—
Change-In-Control Retirement Benefit Enhancement	—	—	—	—	—	—	—
Health & Welfare Benefits	—	—	—	—	—	11,973	23,947
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	2,515	5,030
Excise Tax and Related Gross-Up	—	—	—	—	—	—	549,358

Total	$96,473	$326,473	$496,604	$408,973	$326,473	$440,961	$2,365,488

(1)	All benefits shown are annual benefits based on a 50% joint and survivor form of payment. The death benefit is an annual benefit that would be payable immediately to the spouse as a life annuity.

(2)	For payments other than disability, amounts are based upon a lump sum form of payment payable immediately. For disability, the benefit shown is the annual accrued benefit that would not be payable until age 65 based on years of service at termination date.

(3)	Participants retiring on Disability Retirement (with at least 15 years of continuous service) under Section 5.03(e) of the Pension Plan for Eligible Salaried Employees would continue to accrue service until age 65 while receiving benefits under the Company’s long-term disability insurance. The benefit shown is the annual accrued benefit that would be payable as a lump sum at age 65.

(Potential Payments Upon Termination or Change in Control — Continued)

William T. Hull

							Involuntary Not
							For Cause
							or Employee for
						Involuntary Not	Good Reason
	For Cause	Voluntary				For Cause	Termination
Component	Termination	Termination	Death	Disability (3)	Retirement	Termination	(Change-In-Control)

Severance & Short-Term Compensation
Bonus Earned In Year of Termination	$—	$210,000	$210,000	$210,000	$210,000	$—	$210,000
Cash Severance & Short-Term Incentive	—	—	76,251	76,251	—	305,000	920,000
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	100,188
Time-Based Restricted Stock	—	—	—	—	—	—	292,571
Performance-Based Restricted Stock	—	—	92,811	—	—	—	178,068
Other Benefits
Savings Plan	106,436	106,436	106,436	106,436	106,436	106,436	106,436
Pension Plan (1)	13,941	13,941	2,447	13,941	13,941	13,941	13,941
Supplemental Pension Program (2)	—	—	—	—	—	—	—
Excess Benefits Plan (2)	—	12,863	6,341	2,072	12,863	12,863	12,863
Change-In-Control Retirement Benefit Enhancement	—	—	—	—	—	—	40,424
Health & Welfare Benefits	—	—	—	—	—	11,793	23,947
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	2,515	5,030
Excise Tax and Related Gross-Up	—	—	—	—	—	—	—

Total	$120,377	$343,240	$494,286	$408,700	$343,240	$452,548	$1,903,468

(1)	All benefits shown are annual benefits based on a 50% joint and survivor form of payment. The death benefit is an annual benefit that would be payable immediately to the spouse as a life annuity.

(2)	For payments other than disability, amounts are based upon a lump sum form of payment payable immediately. For disability, the benefit shown is the annual accrued benefit that would not be payable until age 65 based on years of service at termination date.

(3)	Participants retiring on Disability Retirement (with at least 15 years of continuous service) under Section 5.03(e) of the Pension Plan for Eligible Salaried Employees would continue to accrue service until age 65 while receiving benefits under the Company’s long-term disability insurance. The benefit shown is the annual accrued benefit that would be payable as a lump sum at age 65.

(Potential Payments Upon Termination or Change in Control — Continued)

James L. McCarley

							Involuntary Not
							For Cause
							or Employee for
						Involuntary Not	Good Reason
	For Cause	Voluntary				For Cause	Termination
Component	Termination	Termination	Death	Disability (3)	Retirement	Termination	(Change-In-Control)

Severance & Short-Term Compensation
Bonus Earned In Year of Termination	$—	$160,000	$160,000	$160,000	$160,000	$—	$160,000
Cash Severance & Short-Term Incentive	—	—	97,500	97,500	—	390,000	1,170,000
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	11,100
Time-Based Restricted Stock	—	—	—	—	—	—	—
Performance-Based Restricted Stock	—	—	—	—	—	—	—
Other Benefits
Savings Plan	16,376	16,376	16,376	16,376	16,376	16,376	16,376
Pension Plan (1)	—	—	—	—	—	—	—
Supplemental Pension Program (2)	—	—	—	—	—	—	—
Excess Benefits Plan (2)	—	—	—	—	—	—	—
Change-In-Control Retirement Benefit Enhancement	—	—	—	—	—	11,973	—
Health & Welfare Benefits	—	—	—	—	—	11,973	23,947
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	2,515	5,030
Excise Tax and Related Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total	$16,376	$176,376	$273,876	$273,876	$176,376	$432,837	$1,386,453

(1)	All benefits shown are annual benefits based on a 50% joint and survivor form of payment. The death benefit is an annual benefit that would be payable immediately to the spouse as a life annuity.

(2)	For payments other than disability, amounts are based upon a lump sum form of payment payable immediately. For disability, the benefit shown is the annual accrued benefit that would not be payable until age 65 based on years of service at termination date.

(3)	Participants retiring on Disability Retirement (with at least 15 years of continuous service) under Section 5.03(e) of the Pension Plan for Eligible Salaried Employees would continue to accrue service until age 65 while receiving benefits under the Company’s long-term disability insurance. The benefit shown is the annual accrued benefit that would be payable as a lump sum at age 65.

Letter Agreements

Each of the letter agreements currently in place for Ms. Hickton and Messrs. Giangiordano, Strome, Hull, and McCarley provide that if the executive is terminated for “cause”, regardless of whether there is a change in control, he or she will be entitled to no further compensation except for any base salary accrued and unpaid on the date of termination. If the Company terminates the executive’s employment other than for cause, the provisions of the Executive Severance Policies described below will be effective. “Cause” is defined in the letter agreements as (i) any material breach by the Executive of their Letter Agreement, (ii) the Executive’s gross misconduct, (iii) the Executive’s gross neglect of his or her duties with the Company, insubordination or failure to follow the lawful directives of the Board of Directors of the Company, in each case after a demand for substantial performance is delivered to the Executive that identifies the manner in which the Company believes that Executive has not acted in accordance with requirements and the Executive’s failure to resume substantial performance of their duties within fourteen (14) days of receiving such demand, (iv) the Executive’s commission, indictment, conviction, guilty plea, or plea of nolo contendre to or of any felony, a misdemeanor which substantially impairs the Executive’s ability to perform his or her duties with the Company, act of moral turpitude, or intentional or willful securities law violation, including Sarbanes-Oxley law violations, (v) the Executive’s act of theft or dishonesty which is injurious to the Company, or (vi) the Executive’s violation of any Company policy, including any substance abuse policy.

Executive Change in Control Severance Policy

The Executive Change in Control Severance Policy (the “Change in Control Policy”) that the Board of Directors adopted is applicable to each of our named executive officers, except as noted below. It will also be applicable to any successor to these individuals should any of them leave the position they each hold pursuant to their letter agreement and to any other executive officer who is informed in writing by the Company of participation.

The Change in Control Policy provides that if the employment of an executive to whom the policy is applicable is terminated by the Company other than for “cause” (which mirrors the definition set forth on page 44), death or disability, or if the executive’s employment is terminated by the executive for “good reason” (as defined below) in each case within 24 months following a change in control of the Company, the executive will receive the following severance benefits:

•	Provided the executive does not violate his or her duty to maintain strict confidence and does not disclose any confidential information or disseminate any false and/or defamatory information pertaining to the Company or its stockholders, a lump sum payment payable on the first day following the six month anniversary of the executive’s termination of employment equal to a multiple of the sum of the executive’s base salary in effect immediately prior to the circumstances giving rise to the termination and the executive’s annual cash incentive compensation as calculated under the terms of the Change in Control Policy. The multiple is 2.5 for the CEO and 2.0 for all other executives;

•	The immediate and irrevocable vesting of any previously granted but unvested stock options and restricted stock grants;

•	The immediate vesting of any outstanding performance shares or other performance-based awards representing a right to receive shares of common stock or their equivalent;

•	Except for Mr. McCarley, and subject to limitations and caps specified in the Change in Control Policy, a payment payable on the first day following the six month anniversary of the executive’s termination of employment equal to an amount, if any, necessary to gross-up the total benefits payable to the executive under the Change in Control Policy for any excise tax imposed by Section 4999 of the Internal Revenue Code and for any income or other taxes due on the payment of the gross-up payment;

•	Continuation for up to 24 months (30 months in the case of the CEO) (the “Payment Period”) of life, disability, accident and health insurance benefits similar to those the executive was receiving immediately prior to the termination of employment but subject to reduction to the extent that the executive receives comparable benefits from other employment during such period; and

•	An amount equal to the difference in the amount of pension benefits that the executive would have received assuming he or she had continued to be employed through the Payment Period and assuming the methods of calculations set forth in the Change of Control Policy, and the pension benefits actually payable as of the executive’s termination of employment, in each case under RTI’s Pension Plan and the RTI Supplemental Pension Plan.

The definition of a change in control provides, in summary, that a change in control will have occurred if:

•	Any person not affiliated with RTI acquires 30 percent or more of the voting power of our outstanding securities;

•	The board of directors no longer has a majority made up of (1) individuals who were directors on February 22, 2007 and (2) new directors (other than directors who join the Board in connection with an election contest) approved by two-thirds of the directors then in office who (a) were directors on February 22, 2007 or (b) were themselves previously approved by the Board in this manner;

•	RTI merges with another company and RTI’s shareholders ultimately own less than 60 percent of the voting power of the new entity;

•	RTI shareholders approve a plan of complete liquidation of RTI; or

•	RTI sells all or substantially all of RTI’s assets.

“Good reason” is defined under the policy as, without the Executive’s express written consent, the occurrence after a Change in Control of the Company of any one or more of the following: (A) The assignment of duties inconsistent with the Executive’s position immediately prior to the Change in Control; (B) A material reduction or alteration in the nature of Executive’s position, duties, status or responsibilities from those in effect immediately prior to the Change in Control; (C) failure by the Company to continue any of the Company’s employee benefit programs or practices in which Executive participates (or substantially equivalent successors to such programs or practices) or failure to continue Executive’s participation on substantially the same basis as existed immediately prior to the Change in Control; (D) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform Executive’s letter agreement; (E) Any purported termination of Executive’s employment not effected pursuant to the Executive’s letter agreement; or (F) requiring Executive to be based at a location in excess of fifty (50) miles from the location where Executive is based immediately prior to the Change in Control.

Executive Non-Change in Control Severance Policy

The Executive Non-Change in Control Severance Policy (the “Non-Change in Control Policy”) that the board of directors adopted is applicable to the same executives and on the same dates as the Change in Control Policy. It provides that if the employment of an executive to whom the policy is applicable is terminated prior to the expiration of the employment period specified in the executive’s letter agreement by the Company other than for “cause” (using the definition set forth on page 44 of this proxy statement), death or disability, by the executive within ninety (90) days of a material breach by the Company of the executive’s letter agreement, or by the executive due to the reduction in the executive’s base salary without the consent of the executive, the executive will receive the following severance benefits:

•	Monthly payments in the amount of a multiple of the executive’s monthly base salary in effect immediately prior to the termination of employment for up to 24 months in the case of the CEO, 18 months in the case of the Chief Operating Officer, and 12 months for the other applicable executives. In each case, such payments are subject to reduction to the extent that the executive receives comparable compensation from other employment during such period. The multiple is 2.0 for the CEO, 1.5 for the Chief Operating Officer and 1.0 for the other applicable executives. No monthly payments will be made until the first day following the six month anniversary of the executive’s separation from service on which date the first seven monthly installments shall be paid with successive monthly installments paid on the monthly anniversaries thereafter; and

•	Continuation for up to 24 months for the CEO, 18 months for the Chief Operating Officer and 12 months for the other applicable executives, of life, disability, accident and health insurance benefits similar to those the executive was receiving immediately prior to the termination of employment but subject to reduction to the extent that the executive receives comparable benefits from other employment during such period.

If an executive is entitled to payments or benefits under the Change in Control Policy then the executive shall not be entitled to payments or benefits under the Non-Change in Control Policy. If the Company elects not to extend the employment period of an executive’s letter agreement such that the employment period terminates, the non-extension shall not be treated for purposes of the Non-Change in Control Policy as an involuntary termination by the Company that would entitle the executive to benefits under such policy.

2004 Stock Plan

Under the terms of the Company’s 2004 Stock Plan, any unvested restricted stock awards or stock options automatically terminate in the event that the executive is terminated for cause, is terminated without cause, voluntarily terminates employment ,or becomes permanently disabled, and any vested but unexercised stock options are immediately forfeited. In the event that an executive retires (which is deemed to occur only under conditions which entitle the executive to an immediately receivable pension and not a deferred vested pension) or dies, stock options may continue to be exercised for three years following retirement or death; provided, however, that the Compensation Committee may cause the immediate forfeiture of unvested shares where an executive retires before the age of 65 or after the executive retires at any age if the Compensation Committee deems such forfeiture to be in the best interests of the Company.

Director Compensation Table

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned	Stock		Non-Equity	Deferred
	or Paid in	Awards	Option	Incentive Plan	Compensation	All Other
Name (1)	Cash ($)	($)(2)(3)	Awards ($)	Compensation ($)	Earnings ($)	Compensation ($)	Total ($)

Craig R Andersson(4)	13,500	—	—	—	—	—	13,500
Daniel I. Booker	64,125	53,974	—	—	—	—	118,099
Donald P. Fusilli, Jr.	57,000	53,974	—	—	—	—	110,974
Ronald L. Gallatin	57,000	53,974	—	—	—	—	110,974
Charles C. Gedeon	57,000	53,974	—	—	—	—	110,974
Robert M. Hernandez	85,500	80,988	—	—	—	—	166,488
Edith E. Holiday	64,125	53,974	—	—	—	—	118,099
Bryan T. Moss	57,000	53,974	—	—	—	—	110,974
James A. Williams	76,000	53,974	—	—	—	—	129,974

(1)	Dawne S. Hickton serves as both a director and an employee of the Company. RTI employees receive no additional compensation for serving as a director.

(2)	Represents the aggregate grant date fair value, computed in accordance with the FASB’s authoritative guidance, of awards granted to each non-employee director on April 30, 2010. The grant date fair value of each stock award was $27.37. The assumptions used in determining the grant date fair value of these awards are set forth in Note 14 to the Company’s Consolidated Financial Statements, which is included in its Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

(3)	As of December 31, 2010, each non-employee director had the following aggregate number of common share ownership: Daniel I. Booker: 28,158; Donald P. Fusilli: 13,403; Ronald L. Gallatin: 50,000; Charles C. Gedeon: 20,955; Robert M. Hernandez: 67,898; Edith E. Holiday: 18,735; Bryan T. Moss: 9,412; James A. Williams: 14,597.

(4)	Mr. Andersson did not stand for reelection in 2010 as he attained the mandatory Board retirement age.

RTI employees receive no extra pay for serving as a director. As of January 1, 2010, non-employee directors (except for the Chairman) received an annual retainer for their service on the Board of $111,000 and the Chairman received an annual retainer of $166,500 as non-employee Chairman of the Board, with one-half of these retainers paid in cash and one-half through awards of restricted stock under the 2004 Stock Plan. In addition, the Audit Committee Chairperson received an annual cash retainer of $19,000, and the Nominating/Corporate Governance Committee Chairperson and Compensation Committee Chairperson each received an annual cash retainer of $7,125.

The compensation numbers discussed above reflect the Board’s decision to voluntarily reduce its compensation by 10% in light of the impact of the recession on the Company, the industry, and the global economy. Such reduction was in effect from July 2009 to June 2010.

No fees are paid for Board or committee meetings attended except that if, in the opinion of the Chairman of the Board, circumstances require that an extraordinary number of Board meetings be held, non-employee directors will receive a meeting fee of $1,000 for attending such meetings. No such additional meeting fees were paid during 2010.

Director Stock Ownership. The Board of Directors has adopted a policy that each non-employee director is expected to own, at a minimum, shares of common stock equal to three times their annual retainer.

TRANSACTIONS WITH RELATED PARTIES

We are aware of no transactions with the Company involving over $120,000 since the beginning of 2010 in which any of our directors, executive officers, five percent shareholders, or certain of their relatives (“related parties”) had or will have a direct or indirect material interest. We recognize that transactions between the Company and its related parties can present potential or actual conflicts of interest and may create the appearance that decisions may not be based on considerations in the best interests of the Company.

Although as a general matter, and in accordance with our Code of Ethical Business Conduct and our Conflict of Interest Policy (both of which are available under the Investor Relations link of the Company website at www.rtiintl.com), the Company’s preference is to avoid transactions with the Company in which any of our related parties had or will have a direct or indirect material interest, we recognize that, from time to time, such related party transactions may be contemplated. On an annual basis, we ask all non-union employees to review our Code of Ethical Business Conduct and Conflict of Interest Policy and to certify their compliance in writing. In the event that we become aware, through this process or otherwise during the year, that a potential transaction with a related party is being contemplated, the matter would be reviewed and considered by executive management or by the Board of Directors. Based on this review, a determination is made as to whether the Company would have a material interest in the transaction and whether such transaction could present potential or actual conflicts of interest or create the appearance that our decisions are based on considerations other than the best interests of the Company and our shareholders. Only related party transactions that, in the business judgment of our executive management or the Board of Directors, as the case may be, are in the best interests of the Company should be approved or ratified, and all others should be rejected.

We also circulate a questionnaire to each of our non-employee directors, each nominee for election as a director of the Company, and each executive officer of the Company annually in connection with the preparation of our annual proxy statement. Completion of this questionnaire allows us to review and address any actions that the Company should take with respect to any current or contemplated relationships each respondent may have with our significant customers, service providers, suppliers, or other vendors, which we identify by name in the questionnaire.

OTHER INFORMATION

Other business at the Annual Meeting

We do not expect any business to come up for shareholder vote at the meeting other than the items described in the Notice of Annual Meeting. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best.

Outstanding shares

There were 30,172,675 shares outstanding as of March 15, 2011. Restricted stock awards, whether vested or unvested, are included in shares outstanding.

How we solicit proxies

In addition to this mailing, RTI employees may solicit proxies personally, electronically, or by telephone. RTI pays the costs of soliciting this proxy. We also reimburse brokers and other nominees for sending these materials to you and getting your voting instructions.

Shareholder proposals

The deadline for the submission of shareholder proposals that are intended to be considered for inclusion in the Company’s proxy statement for next year’s meeting is December 3, 2011. Additionally, the Board-appointed proxies will have discretionary authority to vote on any proposals presented by shareholders at the annual meeting from the floor unless notice of the intent to make such proposal is received on or before February 16, 2012.

Shareholders wishing to recommend candidates in writing to serve as directors for the consideration of the Nominating/Corporate Governance Committee should send such recommendations in writing to the Company’s Secretary, RTI International Metals, Inc., Westpointe Corporate Center One, 1550 Coraopolis Heights Road, Pittsburgh, PA 15108-2973.

Shareholder and other interested party communications

Shareholders and any other interested parties who wish to communicate with the Chairman, one or more of the other non-management directors, or the non-management directors as a group should mark the communication Personal and Confidential and address it to the Chairman, RTI International Metals Inc., Westpointe Corporate Center One, 1550 Coraopolis Heights Road, Pittsburgh, PA 15108-2973.

Board Attendance at Annual Meeting

RTI Board members are expected to attend RTI’s Annual Meetings of Shareholders. All of the candidates for election at the 2010 Annual Meeting attended such meeting.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Booker, Gedeon, and Moss and Ms. Holiday. As previously noted, Mr. Anderson, who had served on the Compensation Committee, did not stand for reelection in April 2010. None of the current members of the Committee has ever been an officer or employee of the Company or any of its subsidiaries. None of our executive officers serve or have served as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of the Company’s directors or on the Company’s Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Officers and Directors of the Company are required by Section 16(a) of the Securities Exchange Act of 1934 to report certain transactions in the Company’s securities, typically within two business days of the transaction. Based upon a review of filings with the Securities Exchange Commission, written representations that no other reports were required, and on the Company’s records, the Company believes that all such reports were timely filed for transactions that occurred in 2010.

Available Information

Copies of RTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and this proxy statement, as filed with the Securities Exchange Commission, are available to shareholders. A shareholder may obtain a copy of the Form 10-K or this proxy statement free of charge on the Company’s website (www.rtiintl.com), on the SEC website (www.sec.gov), or by sending a written request to the Company’s Secretary, RTI International Metals, Inc., Westpointe Corporate Center One, 1550 Coraopolis Heights Road, Pittsburgh, PA 15108-2973. Such requests may also be made by sending an email to request@rtiintl.com or by calling 1-800-869-6304. For written requests, a copy of the Annual Report on Form 10-K and proxy statement will be furnished free of charge. Copies of any requested exhibits thereto will be furnished upon payment of a reasonable charge limited to the Company’s costs of providing such copies.

By Order of the Board of Directors

Secretary

Dated: April 1, 2011

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	x
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 6:00 a.m., Eastern Daylight Time, on April 29, 2011.
Vote by Internet
•	Log on to the Internet and go to www.investorvote.com/RTI

•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 A  Proposals — The Board of Directors recommends a vote FOR all the nominees listed for the election of directors and FOR Proposals 2 and 3 and 1 YR for Proposal 4.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Daniel I. Booker	☐	☐	02 - Ronald L. Gallatin	☐	☐	03 - Charles C. Gedeon	☐	☐

	04 - Robert M. Hernandez	☐	☐	05 - Dawne S. Hickton	☐	☐	06 - Edith E. Holiday	☐	☐

	07 - Bryan T. Moss	☐	☐	08 - James A. Williams	☐	☐

		For	Against	Abstain

2.	Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accountants for 2011.	☐	☐	☐

							1 Yr	2 Yrs	3 Yrs	Abstain

3.	Approval by non-binding vote of compensation of named executive officers.	☐	☐	☐	4.	Recommendation by non-binding vote of frequency of non-binding vote on compensation of named executive officers.	☐	☐	☐	☐
 B  Non-Voting Items
Change of Address — Please print new address below.

 C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name appears hereon. When signing as fiduciary or corporate officer, give full title. Joint owners must both sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
⁄ ⁄

■	1 U P X	+

01AZ7D

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy card in the enclosed envelope.
The Annual Meeting of Shareholders of RTI International Metals, Inc. will be held at the Hyatt Regency Pittsburgh International Airport in Pittsburgh, Pennsylvania at 1:00 p.m. Eastern Daylight Time on April 29, 2011. A shareholder may obtain directions to the meeting by sending an email to request@rtiintl.com or by sending a written request to the Company’s Secretary, RTI International Metals, Inc., Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 5th Floor, Pittsburgh, PA 15108-2973.
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

1550 Coraopolis Heights Road, 5th Floor, Pittsburgh, PA 15108-2973

Proxy — RTI International Metals, Inc.

Proxy For 2011 Annual Meeting of Shareholders
Solicited on Behalf of the Directors of RTI International Metals, Inc.
The undersigned hereby appoints ROBERT M. HERNANDEZ, DAWNE S. HICKTON AND CHAD WHALEN, or any of them, proxies to vote all shares of Common Stock that the undersigned is entitled to vote, with all powers the undersigned would possess if personally present at the Annual Meeting of Shareholders of RTI International Metals, Inc. on April 29, 2011, and any adjournments thereof, upon such matters as may properly come before the meeting.

This Proxy Card, when properly executed, will be voted in the manner directed herein. If no direction to the contrary is indicated, it will be voted FOR all nominees, FOR Proposals 2 and 3 and 1 YR for Proposal 4.

SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THIS PROXY CARD AND TO RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.
PLEASE COMPLETE, DATE AND SIGN THE REVERSE SIDE.